Exhibit 10.1

FIRST AMENDED AND RESTATED
CREDIT AGREEMENT

Dated as of February 12, 2020

among

ALLIED MOTION TECHNOLOGIES INC. and

ALLIED MOTION TECHNOLOGIES B.V.
as Borrowers,

HSBC BANK USA, NATIONAL ASSOCIATION
as Administrative Agent

and

The Other Lenders Party Hereto,

and

HSBC SECURITIES (USA) INC.

KEYBANK NATIONAL ASSOCIATION

WELLS FARGO BANK, NATIONAL ASSOCIATION and

CITIZENS BANK, N.A.

as Joint Lead Arrangers

TABLE OF CONTENTS

Page

ARTICLE I DEFINITIONS AND ACCOUNTING TERMS		1
1.01	Defined Terms	1
1.02	Other Interpretive Provisions	33
1.03	Accounting Terms	34
1.04	Rounding	34
1.05	Exchange Rates; Currency Equivalents	35
1.06	Change of Currency	35
1.07	Times of Day	35
1.08	Letter of Credit Amounts	36
1.09	Appointment of Company	36
1.10	Dutch Terms	36
1.11	Additional Alternative Currencies	37

ARTICLE II the commitments and credit extensions		38
2.01	Loans	38
2.02	Borrowings, Conversions and Continuations of Loans	38
2.03	Letters of Credit	40
2.04	Prepayments	49
2.05	Expansion Option	50
2.06	Interest	52
2.07	Fees	52
2.08	Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate	53
2.09	Evidence of Debt	54
2.10	Payments Generally; Administrative Agent’s Clawback	54
2.11	Sharing of Payments by Lenders	56
2.12	Collateral Security	57
2.13	Effect of Benchmark Transition Event	57
2.14	Defaulting Lenders	58
2.15	Commitment Termination and Reduction	59

ARTICLE III TAXES, YIELD PROTECTION AND ILLEGALITY		60
3.01	Taxes	60
3.02	Illegality and Designated Lenders	64
3.03	Inability to Determine Rates	65
3.04	Increased Costs; Reserves on Libor Loans	66
3.05	Compensation for Losses	68
3.06	Survival	68

ARTICLE IV CONDITIONS PRECEDENT TO Credit Extensions		69
4.01	Conditions to this Agreement	69
4.02	Conditions to all Loans	71

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ARTICLE V REPRESENTATIONS AND WARRANTIES		72
5.01	Existence, Qualification and Power	72
5.02	Authorization; No Contravention	72
5.03	Governmental Authorization; Other Consents	72
5.04	Binding Effect	72
5.05	Financial Statements; No Material Adverse Effect; No Internal Control Event	73
5.06	Litigation	73
5.07	No Default	73
5.08	Ownership of Property; Liens	74
5.09	Environmental Matters	74
5.10	Insurance	74
5.11	Taxes	74
5.12	ERISA Compliance	75
5.13	Subsidiaries; Equity Interests	75
5.14	Margin Regulations; Investment Company Act	76
5.15	Disclosure	76
5.16	Compliance with Laws	76
5.17	Taxpayer Identification Number; Other Identifying Information	76
5.18	Intellectual Property; Licenses, Etc.	76
5.19	Perfection of Security Interest	77
5.20	Solvency	77
5.21	Bank Accounts	77
5.22	Intentionally Omitted	77
5.23	Representations as to Foreign Loan Parties	77
5.24	Outstanding Indebtedness	78
5.25	Absence of Financing Statements, Etc.	78
5.26	Foreign Assets Control Regulations, Etc.	78
5.27	Sanctions Concerns and Anti-Corruption	80
5.28	EEA Financial Institution	81
5.29	Beneficial Ownership Certification	81

ARTICLE VI AFFIRMATIVE COVENANTS		81
6.01	Financial Statements	81
6.02	Certificates; Other Information	82
6.03	Notices	83
6.04	Payment of Obligations	83
6.05	Preservation of Existence, Etc.	83
6.06	Maintenance of Properties	84
6.07	Maintenance of Insurance	84
6.08	Compliance with Laws, Organizational Documents and Contractual Obligations	84
6.09	Books and Records	84
6.10	Inspection Rights	84
6.11	Use of Proceeds	85
6.12	Additional Guarantors and Pledgors	85
6.13	Operating Accounts	85

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ARTICLE VII NEGATIVE COVENANTS		85
7.01	Liens	85
7.02	Investments	87
7.03	Indebtedness	88
7.04	Fundamental Changes	88
7.05	Dispositions	89
7.06	Change in Nature of Business	89
7.07	Transactions with Affiliates	89
7.08	Burdensome Agreements	90
7.09	Use of Proceeds	90
7.10	Financial Covenants	90
7.11	Modifications of Certain Documents	90
7.12	Sale-Leaseback Transactions	90
7.13	Restricted Payments	91
7.14	Fiscal Year	91
7.15	Terrorism Sanctions Regulations	91
7.16	Sanctions	91
7.17	Anti-Corruption Laws	91
7.18	Export Controls	91

ARTICLE VIII EVENTS OF DEFAULT AND REMEDIES		92
8.01	Events of Default	92
8.02	Remedies Upon Event of Default	94
8.03	Application of Funds	95

ARTICLE IX ADMINISTRATIVE AGENT		96
9.01	Appointment and Authority	96
9.02	Rights as a Lender	98
9.03	Exculpatory Provisions	98
9.04	Reliance by Administrative Agent	100
9.05	Delegation of Duties	100
9.06	Resignation of Administrative Agent	100
9.07	Non-Reliance on Administrative Agent and Other Lenders	101
9.08	No Fiduciary Duty	101
9.09	Administrative Agent May File Proofs of Claim	101
9.10	Collateral and Guaranty Matters	102
9.11	Documents	103
9.12	Knowledge of Default	103
9.13	Enforcement	103
9.14	Action by Administrative Agent	103
9.15	Compliance with Other Laws	104
9.16	Force Majeure	104
9.17	Other Agents	104
9.18	ERISA	104

- iii -

ARTICLE X MISCELLANEOUS		106
10.01	Amendments, Etc.	106
10.02	Notices; Effectiveness; Electronic Communication	108
10.03	No Waiver; Cumulative Remedies; Enforcement	110
10.04	Expenses; Indemnity; Damage Waiver	110
10.05	Payments Set Aside	112
10.06	Successors and Assigns	113
10.07	Treatment of Certain Information; Confidentiality	117
10.08	Right of Setoff	118
10.09	Interest Rate Limitation	118
10.10	Counterparts; Integration	119
10.11	Survival of Representations and Warranties	119
10.12	Severability	119
10.13	Governing Law; Jurisdiction; Etc.	119
10.14	Waiver of Jury Trial	120
10.15	No Advisory or Fiduciary Responsibility	121
10.16	USA PATRIOT Act	121
10.17	Time of the Essence	122
10.18	Electronic Execution of Assignments and Certain Other Documents	122
10.19	Judgment Currency	122
10.20	Guaranty by the Company	123
10.21	Keepwell	124
10.22	Contractual Recognition of Bail-In	124
10.23	Flood Notification	125
10.24	Amendment and Restatement	125
10.25	Acknowledgement Regarding Any Supported QFCs	125

SCHEDULES

1.01	Existing Letters of Credit
2.01	Commitments/Applicable Percentages
5.05	Material Indebtedness and Other Liabilities
5.06	Litigation
5.09	Environmental Matters
5.12	ERISA
5.13	Subsidiaries; Other Equity Investments
5.17	Tax Identification Numbers
5.18	Intellectual Property Matters
5.19	Perfection of Security Interest
5.21	Bank Accounts
7.01	Existing Liens
7.03	Existing Indebtedness
7.07	Transactions with Affiliates
7.08	Burdensome Agreements
10.02	Administrative Agent’s Office; Certain Addresses for Notices

- iv -

EXHIBITS

A-1	Domestic Loan Notice
A-2	Foreign Loan Notice
C	Compliance Certificate
E	Assignment and Assumption Agreement

- v -

FIRST AMENDED AND RESTATED CREDIT AGREEMENT

This FIRST AMENDED AND RESTATED CREDIT AGREEMENT (“Agreement”) is dated as of February 12, 2020 among ALLIED MOTION TECHNOLOGIES INC., a Colorado corporation (the “Company”), ALLIED MOTION TECHNOLOGIES B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under Dutch law, having its seat (statutaire zetel) in Dordrecht, The Netherlands, and registered with the Dutch Commercial Register (Handelsregister) under number 24365775 (“Allied B.V.” and together with the Company, the “Borrowers” and, each a “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), HSBC BANK USA, NATIONAL ASSOCIATION, as Administrative Agent and L/C Issuer, and HSBC SECURITIES (USA) INC., KEYBANK NATIONAL ASSOCIATION, WELLS FARGO BANK, NATIONAL ASSOCIATION and CITIZENS BANK, N.A., as Joint Lead Arrangers.

BACKGROUND

A.       The Borrowers, the Administrative Agent, the L/C Issuer, and certain of the Lenders (the “Existing Lenders”) previously entered into a Credit Agreement dated as of October 28, 2016 as amended pursuant to a First Amendment to Credit Agreement dated as of March 28, 2017 and a Second Amendment to Credit Agreement dated as of December 5, 2018 (as so amended, the “2016 Credit Agreement”), pursuant to which the Existing Lenders extended to the Borrowers a $175,000,000 revolving credit facility.

B.       The Borrowers have requested that the Lenders amend and restate such revolving credit facility with a revolving credit facility in an aggregate initial principal amount not to exceed $225,000,000 and the Lenders are agreeable to providing such an amended and restated revolving credit facility to the Borrowers, such facility to be on the terms and conditions set forth in this Agreement.

C.       It is the intention and desire of the parties hereto that the loans and other obligations of the Borrowers under the 2016 Credit Agreement shall hereafter be evidenced by this Agreement.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree that the 2016 Credit Agreement is amended and restated to read in its entirety as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01          Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“ABR” or “Alternate Base Rate” means for any day a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (i) the Prime Rate, (ii) the Federal Funds Effective Rate from time to time in effect plus 0.5%, or (iii) the 30-Day Libor Rate on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the 30-Day Libor Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the 30-Day Libor Rate, respectively.

“ABR Loan” means a Loan that bears interest based on the ABR. All ABR Loans shall be denominated in Dollars and shall be made available only to the Company.

“Administrative Agent” means HSBC Bank USA, National Association in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means, with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02 with respect to such currency, or such other address or account with respect to such currency as the Administrative Agent may from time to time notify to the Company and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Advance Funding Arrangements” means any arrangements requested by the Company and acceptable to the Administrative Agent in its sole discretion for the delivery of funds by Lenders to or for the account of the Administrative Agent for safekeeping pending their delivery by the Administrative Agent to the Borrowers on the Closing Date to fund Loans of such Lenders on such date.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified, except that a Subsidiary of the Company shall not be an Affiliate of the Company.

“Aggregate Commitments” means the Commitments of all the Lenders, which initially shall be in the amount of $225,000,000 or the Alternative Currency Equivalent thereof.

“Agreement” means this First Amended and Restated Credit Agreement.

“Agreement Currency” has the meaning specified in Section 10.19.

“Allied AB” means Allied Motion Stockholm AB, a Swedish corporation.

“Allied B.V.” has the meaning specified in the introductory paragraph hereto.

“Allied Corp.” means Allied Motion Control Corporation, a Colorado corporation.

“Alternative Currency” means Euro, Krona or any other currency (other than Dollars) approved in accordance with Section 1.11 of this Agreement.

“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Valuation Date) for the purchase of such Alternative Currency with Dollars.

“AMOT I” means AMOT I, Inc., a Delaware corporation.

“AMOT II” means AMOT II, Inc., a Delaware corporation.

“AMOT III” means AMOT III, Inc., a Delaware corporation.

“Applicable Foreign Loan Party Documents” has the meaning specified in Section 5.23(a).

“Applicable Percentage” means, with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments represented by such Lender’s Commitment at such time. If the commitment of each Lender to make Loans and the obligations of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02 or if the Aggregate Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means, from time to time, the following percentages per annum, based upon the Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a):

Level	Leverage Ratio	Applicable Margin Spread over Libor Rate	Applicable Margin over ABR	Letter of Credit Fee	Unused Fee: Revolver
I	<1.25x	1.00%	0%	1.00%	0.10%
II	≥1.25x but <1.75x	1.25%	0.25%	1.25%	0.125%
III	≥1.75x but <2.25x	1.375%	0.375%	1.375%	0.15%
IV	≥2.25 but <2.75x	1.50%	0.50%	1.50%	0.175%
V	>2.75x but <3.25x	1.625%	0.625%	1.625%	0.20%
VI	>3.25	1.75%	0.75%	1.75%	0.225%

Any increase or decrease in the Applicable Rate resulting from a change in the Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(a); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then Pricing Level VI shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered, and shall apply until the date which is five Business Days after the Compliance Certificate is delivered, whereupon the applicable Pricing Level shall be determined based on the Leverage Ratio set forth in such Compliance Certificate. The Applicable Rate in effect on the Closing Date through the first Business Day immediately following the Compliance Certificate for the fiscal quarter ended December 31, 2019 will be based upon Pricing Level IV.

Notwithstanding the foregoing, in the event that any financial statement or Compliance Certificate delivered pursuant to Section 6.01 or 6.02(a) is shown to be inaccurate (regardless of whether (i) this Agreement is in effect, (ii) any Commitments are in effect, or (iii) any Credit Extension is outstanding when such inaccuracy is discovered or such financial statement or Compliance Certificate was delivered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Rate for any period (an “Effected Period”) than the Applicable Rate applied for such Effected Period, then (A) the Borrower shall immediately deliver to the Administrative Agent a corrected Compliance Certificate for such Effected Period, (B) the Applicable Rate for such Effected Period shall be determined as if the Leverage Ratio in the corrected Compliance Certificate were applicable for such Effected Period, and (C) the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent the accrued additional interest and fees owing as a result of such increased Applicable Rate for such Effected Period, which payment shall be promptly applied by the Administrative Agent in accordance with the terms hereof.  Nothing in this paragraph shall limit the rights of the Administrative Agent and Lenders with respect to any of their rights under this Agreement or any other Loan Document.  The Borrower’s obligations under this paragraph shall survive the termination of the Commitments and the repayment of all other Obligations.

“Applicable Time” means, with respect to any borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means HSBC Securities (USA) Inc. and any successor of HSBC Securities (USA) Inc., in its capacities as sole lead arranger and sole book runner.

“ASC” means an accounting standards codification promulgated by the Financial Accounting Standards Board.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit E or any other form approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Audited Financial Statements” means the audited consolidated balance sheet of the Company and its Subsidiaries for the fiscal year ended December 31, 2018, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Company and its Subsidiaries, including the notes thereto.

“Availability Period” means the period from and including the Closing Date to the earliest of (a) the Maturity Date, and (b) the date that the Commitment is terminated pursuant to Section 8.02.

“Bail-In Action” means the exercise of any Write-down and Conversion Powers in respect to any liability of an EEA Financial Institution.

“Bail-In Legislation” means, in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 of Directive 2014/59/EU, as amended or re-enacted, establishing a framework for the recovery and resolution of credit institutions and investment firms, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time.

“Bank Product Obligations” means every obligation of the Company and its Subsidiaries under and in respect of any (a) Swap Contract with any Hedge Bank to which the Company or such Subsidiary is a party or which the Company or such Subsidiary has guaranteed and (b) one or more of the following types of services or facilities extended to the Company or such Subsidiary (or which the Company or such Subsidiary has guaranteed) by the Administrative Agent, any Lender or any Affiliate thereof: (i) credit and purchase cards, (ii) Cash Management Services, and (iii) electronic business-to-business payment arrangements (and any corresponding float financing on accounts payable related thereto).

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization of liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in the furtherance of, or indicating its consent to, approval of, acquiescence in, any such proceeding or appointment.

“Benchmark Replacement” means the sum of: (a) the alternate benchmark rate (which may include Term SOFR) that has been selected by the Administrative Agent and the Company giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to LIBOR for U.S. dollar-denominated syndicated credit facilities and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Agreement.

“Benchmark Replacement Adjustment” means with respect to any replacement of LIBOR with a Benchmark Unadjusted Replacement for each applicable Interest Period, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Company giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of LIBOR with the applicable Benchmark Unadjusted Replacement by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of LIBOR with the applicable Benchmark Unadjusted Replacement for U.S. dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Conforming Changes” means with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “ABR,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement).

“Benchmark Replacement Date” means the earlier to occur of the following events with respect to LIBOR:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event”, the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of LIBOR permanently or indefinitely ceases to provide LIBOR; or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to LIBOR:

(1) a public statement or publication of information by or on behalf of the administrator of LIBOR announcing that such administrator has ceased or will cease to provide LIBOR, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide LIBOR;

(2) a public statement or publication of information by the regulatory supervisor for the administrator of LIBOR, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for LIBOR, a resolution authority with jurisdiction over the administrator for LIBOR or a court or an entity with similar insolvency or resolution authority over the administrator for LIBOR, which states that the administrator of LIBOR has ceased or will cease to provide LIBOR permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide LIBOR; or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of LIBOR announcing that LIBOR is no longer representative.

“Benchmark Transition Start Date” means (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by the Administrative Agent or the Required Lenders, as applicable, by notice to the Company, the Administrative Agent (in the case of such notice by the Required Lenders) and the Lenders.

“Benchmark Unadjusted Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

“Benchmark Unavailability Period” means if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to LIBOR and solely to the extent that LIBOR has not been replaced with a Benchmark Replacement, the period (x) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced LIBOR for all purposes hereunder in accordance with Section 2.13 and (y) ending at the time that a Benchmark Replacement has replaced LIBOR for all purposes hereunder pursuant to Section 2.13.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. Sec. 1010.230, as amended.

“Benefit Plan” or “Plan” means any employee benefit plan as defined in Section 3(3) of ERISA, including any employee welfare benefit plan (as defined in section 3(1) of ERISA), any employee pension benefit plan (as defined in Section 3(2) of ERISA), and any plan which is both an employee welfare benefit plan and an employee pension benefit plan, and in respect of which any Loan Party or any ERISA Affiliate is (or, if such Plan were terminated, would under Section 4062 or Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA”.

“Borrower” and “Borrowers” each has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means a borrowing consisting of simultaneous Loans of the same Type, in the same currency and, in the case of Libor Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.02.

“Breakage Fee” means an amount reasonably determined by the applicable Lender at the time of (a) a prepayment of a Libor Loan, (b) the failure to borrow a Libor Loan or to convert a Loan to a Libor Loan on the date of the requested borrowing or conversion date applicable thereto or (c) the assignment of a Libor Loan prior to the last day of the relevant Interest Period as a result of a request of the Company, in each case to be equal to the sum of the costs, losses, expenses and penalties incurred by such Lender as a result of such prepayment; any loss to any Lender shall be deemed to be an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Libor Loan had such event not occurred, for the period from the date of such event to the last day of the then current Interest Period therefor, over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender (or an Affiliate of such Lender) would bid were it to bid (but without any obligation to so bid), at the commencement of such period for deposits of Dollars or the applicable Alternative Currency of a comparable amount and period from other banks in the London Interbank Market. Any Lender’s calculation of any Breakage Fee shall be conclusive absent manifest error.

“Business Day” means (a) for all purposes other than as set forth in clause (b) and (c) below, any day excluding Saturday, Sunday, and any day in which banks in New York, New York are authorized or required by law or governmental action to close, (b) with respect to Libor Loans, any day which is a Business Day described in clause (a) and which is also a day for trading by and between banks in U.S. dollar deposits in the London Interbank Market, and (c) with respect to advances or payments of Loans or other matters relating to Loans denominated in Alternative Currency, such day shall be a day on which dealings in deposits in the relevant Alternative Currency are carried on in the relevant interbank market.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Collateral” has the meaning specified in Section 2.03(g).

“Cash Collateralize” has the meaning specified in Section 2.03(g).

“Cash Management Services” means (a) any services provided from time to time by the Administrative Agent, any Lender or any Affiliate thereof (even if such Person subsequently ceases to be a Lender or an Affiliate of a Lender) to the Company or any Subsidiary (or guaranteed by the Company or any Subsidiary) in connection with operating, collections, payroll, trust, or other depository or disbursement accounts, including automatic clearinghouse, controlled disbursement, depository, electronic funds transfer, information reporting, lockbox, stop payment, overdraft and/or wire transfer services and (b) corporate credit cards issued any Lender for the Company or any of its Subsidiaries.

“Casualty Event” means, with respect to any property of any Person, any loss of or damage to, or any condemnation or other taking of, such property for which such Person or any of its Subsidiaries receives insurance proceeds, or proceeds of a condemnation award or other compensation.

“Change in Control” means the occurrence of any of the following:

(a)               any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) other than Richard S. Warzala becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of twenty-five percent (25)% or more of the Equity Interests of the Company entitled to vote for members of the board of directors or equivalent governing body of the Company on a fully-diluted basis (and taking into account all such securities that such “person” or “group” has the right to acquire pursuant to any option right); or

(b)               during any period of twelve (12) consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Company cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any Law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or any foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Closing Date” means February 12, 2020.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means all of the property, rights and interests of the Loan Parties that are or are intended to be subject to the Liens created by the Security Documents.

“Commitment” means, with respect to each Lender, the commitment of such Lender to (a) make Loans to the Borrowers pursuant to Section 2.01, and (b) purchase participations in L/C Obligations in an aggregate principal amount at any one time outstanding not to exceed the Dollar amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Commitment Percentage” means, with respect to each Lender, the percentage set forth on Schedule 2.01 hereto as such Lender’s percentage of the Aggregate Commitments.

“Company” has the meaning specified in the introductory paragraph hereto.

“Company Security Agreement” means that certain Security Agreement, dated as of October 28, 2016, from the Company to the Administrative Agent.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Consideration” means, in connection with an acquisition or disposition, the aggregate consideration paid, including borrowed funds, cash, the issuance of securities or notes, the assumption or incurring of liabilities (direct or contingent) valued in accordance with GAAP, the payment of consulting fees to prior owners of an acquired business (except to the extent constituting reasonable compensation for services rendered) or fees for a covenant not to compete and any other consideration paid for the acquisition or disposition; excluding, however, the payment of any fees to any investment banker or the assumption of any trade payables and short term accruals in the ordinary course of business in connection with such acquisition or disposition.

“Consolidated” or “Consolidated Basis” means, when used with reference to financial statement items of the Company and its Subsidiaries or any other Person, such statements or items on a consolidated basis in accordance with the consolidation principles of GAAP.

“Consolidated EBITDA” means, for any Reference Period and without duplication, (a) Consolidated Net Income for such period, plus (b) to the extent deducted in calculating Consolidated Net Income and without duplication (i) income taxes expensed during such period by the Company and its Subsidiaries, (ii) Interest Expenses during such period, (iii) depreciation, amortization and other Non-Cash Charges accrued for such period, (iv) non-cash losses from any Casualty Event, Disposition or discontinued operation during such period, and (v) stock compensation expense, minus (c) to the extent such items were added in calculating Consolidated Net Income (i) Extraordinary Gains during such period, (ii) gains from any Casualty Event, Disposition or discontinued operation during such period, (iii) interest income, royalty payments and other income during such period, (iv) Federal, state, local and foreign income tax credits of the Company and its Subsidiaries for such period, and (v) all non-cash income items for such period; provided that notwithstanding anything to the contrary in this definition, for purposes of computing any pro-forma calculation required by this Agreement, the term “Consolidated EBITDA” shall be computed, on a consistent basis, to reflect purchases and acquisitions, whether a Permitted Acquisition or otherwise, and sales of assets of the Company or a Subsidiary constituting a business line or division, by the Company or a Subsidiary during the Reference Period as if they had occurred at the beginning of such Reference Period, and Borrowers, during the twelve (12) month period following the date of any purchases and acquisitions, may include in the calculation of Consolidated EBITDA the necessary portion of the adjusted historical results attributable to the assets, businesses or entities acquired in acquisitions that were achieved prior to the applicable date of the acquisition for such time period as is necessary for Borrowers to have figures for a full Reference Period from the date of determination with respect to such acquired entities.

“Consolidated Net Income” means, for any period, for the Company and its Subsidiaries on a consolidated basis in accordance with GAAP, the net income of the Company and its Subsidiaries.

“Consolidated Total Assets” means as of any date of determination, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or a similar caption) on a Consolidated balance sheet of the Company and all Subsidiaries at such date.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Loans and Commitment Percentage of L/C Obligations.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Credit Party” means the Administrative Agent or any Lender.

“CRR” means the Council Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending Regulation (EU) No 648/2012.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the ABR plus (ii) the Applicable Rate, if any, applicable to ABR Loans plus (iii) 2% per annum, and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent and the Company in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Company or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit under this Agreement; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, (d) has, or has a direct or indirect parent company that has, become the subject of a Bankruptcy Event, (e) has, or has a direct or indirect parent company that has become the subject of a Bail-In Action; provided that in the cases of clauses (d) and (e), a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender, or (f) with respect to any Lender that is a Foreign Lender, has failed, within ten (10) Business Days after request by the Administrative Agent or the Company acting in good faith, to provide certification of such Foreign Lender’s compliance with the requirements of FATCA, provided however such Foreign Lender shall cease to be a Defaulting Lender pursuant to this clause (f) upon the Administrative Agent’s or Company’s receipt of such certification. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (f) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to the Company, L/C Issuer and each Lender.

“Designated Jurisdiction” means any country or territory to the extent such country or territory is, or its government is, the subject of Sanctions which, as of the Closing Date, includes the Crimea region of Ukraine, Cuba, Iran, North Korea, Sudan and Syria.

“Discharge Date” means the date on which the Obligations have been unconditionally and irrevocably paid in full and all Letters of Credit terminated or Cash Collateralized, except for contingent obligations under the Loan Documents which by their terms survive.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Dollar” and “$” mean lawful money of the United States.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent or the L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Valuation Date) for the purchase of Dollars with such Alternative Currency.

“Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” opposite its name on Schedule 2.01 hereto or in the Assignment and Assumption pursuant to which it became a Lender, as the case may be, or such other office of such Lender as such Lender may from time to time specify to the Borrowers and the Administrative Agent.

“Domestic Loan Party” means a Loan Party that is organized under the laws of any political subdivision of the United States.

“Domestic Loan Party Obligations” means Obligations of the Domestic Loan Parties.

“Domestic Loans” has the meaning set forth in Section 2.01(a) hereto.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.

“Dordrecht” means Allied Motion Dordrecht B.V. (formerly known as Precision Motor Technology B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under Dutch law, having its seat (statutaire zetel) in Dordrecht, The Netherlands, its registered office at Opaal 600, 3316 LE Dordrecht, The Netherlands, and registered with the Dutch Commercial Register (Handelsregister) under number 23086029.

“Dutch Loan Party” means a Loan Party which is incorporated or established in The Netherlands.

“Early Opt-in Election” means the occurrence of:

(1) a determination by the Administrative Agent, or a notification by the Required Lenders to the Administrative Agent (with a copy to the Company) that the Required Lenders have determined, that U.S. dollar-denominated syndicated credit facilities being executed at such time incorporate or adopt, in lieu of LIBOR, a new benchmark interest rate to replace LIBOR, and

(2) the election by the Administrative Agent, or the election by the Required Lenders, to declare that an Early Opt-in Election has occurred and the provision, as applicable, by the Administrative Agent of written notice of such election to the Company and the Lenders or by the Required Lenders of written notice of such election to the Administrative Agent.

“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of a Resolution Authority, (b) any entity established in any EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in any EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any member state of the European Union, Iceland, Liechtenstein and Norway.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06(b)(iv), (v) and (vi) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).

“Eligible Contract Participant” means, in respect of any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a (47) of the Commodity Exchange Act, each Subsidiary that has total assets exceeding $10,000,000 at the time such swap was entered into or such other Subsidiary as constitutes an eligible contract participant under the Commodity Exchange Act or any regulations promulgated thereunder.

“Emoteq” means Emoteq Corporation, a Colorado corporation.

“EMU” means the economic and monetary union in accordance with the Treaty of Rome 1957, as amended by the Single European Act of 1986, the Maastricht Treaty of 1992 and the Amsterdam Treaty of 1998.

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including, but not limited to, those related to hazardous substances or wastes, air emissions and discharges to waste or public systems or other Hazardous Materials.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended by the Multiemployer Pension Plan Amendment Act of 1980, and as otherwise amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Company within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan, including the failure of the Company or any Subsidiary to make minimum required contributions (within the meaning of Section 4.12(a)(2)(A) of the Code); (b) a withdrawal by the Company or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Company or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization (except as otherwise disclosed in Schedule 5.12); (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company or any ERISA Affiliate; (g) the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Pension Plan or failure by a Borrower or any ERISA Affiliate to make any required contribution to a Multiemployer Plan; (h) any failure by any Pension Plan to satisfy the minimum funding standards (within the meaning of Sections 412 or 430 of the Code or Section 302 of ERISA) applicable to such Pension Plan, whether or not waived or the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan; (i) the existence with respect to any Plan of a non-exempt Prohibited Transaction; or (j) a determination that any Pension Plan is, or is expected to be, in "at risk" status (within the meaning of Section 430 of the Code or Section 303 of ERISA.

“EU Bail-In Legislation Schedule” means the document described as such and published by the Loan Market Association (or any successor Person) from time to time.

“EU Guarantors” means, collectively, Allied B.V., Dordrecht, Heidrive, Allied AB and Globe Lda.

“Euro” and “EUR” mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

“Event of Default” has the meaning specified in Section 8.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Swap Obligation” means, with respect to any Guarantor, any obligations under a Swap Contract entered into by the Company whose obligations are being guaranteed if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, such Obligation is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation thereof) (a) by virtue of such Guarantor’s failure for any reason to constitute an Eligible Contract Participant at the time the Guaranty becomes or would become effective with respect to such Swap Contract, or (b) in the case of a Swap Contract subject to a clearing requirement pursuant to Section 2(h) of the Commodity Exchange Act (or any successor provision thereto), because such Guarantor is a “financial entity,” as defined in Section 2(h)(7)(C)(i) of the Commodity Exchange Act (or any successor provision thereto), at the time the Guaranty becomes or would become effective with respect to such related Swap Contract. If an Obligation guarantied arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Contract that is attributable to swaps for which such Guaranty is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01(a)(ii), (a)(iii) or (c), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(d) and (e) any U.S. federal withholding Taxes imposed pursuant to FATCA. Notwithstanding anything to the contrary contained in this definition, “Excluded Taxes” shall not include any withholding tax imposed at any time on payments made by or on behalf of Allied B.V. to any Lender hereunder or under any other Loan Document; provided that such Lender shall have complied with Section 3.01(e).

“Executive Order No. 13224” means the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been or shall hereafter be, amended, renewed, extended or replaced.

“Existing Letters of Credit” means any Letters of Credit under the 2016 Credit Agreement which is outstanding on the Closing Date, as further described on Schedule 1.01.

“Extraordinary Gains” means, with respect to any period, any Extraordinary Gains, as defined under GAAP.

“Facility Office” means the office through which such Lender will perform its obligations hereunder.

“FATCA” means Sections 1471 through 1474 of the Code, any current or future regulations (whether temporary or proposed) that are issued thereunder, or official governmental interpretations thereof.

“Federal Funds Effective Rate” means, for any day, the rate per annum (based on a year of 365 days and actual days elapsed and rounded upward to the nearest 1/100th of 1%) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate” as of the date of this Agreement; provided, if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the “Federal Funds Effective Rate” for such day shall be the Federal Funds Effective Rate for the last day on which such rate was announced.

“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

“Fee Letter” means the letter agreement dated February 12, 2020 among the Borrowers and HSBC Bank.

“Foreign Lender” means, with respect to any Borrower, any Lender that is organized under the Laws of a jurisdiction other than that in which such Borrower is resident for tax purposes (including such a Lender when acting in the capacity of the L/C Issuer). For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Letter of Credit” means any Letter of Credit (a) issued for the benefit of Allied B.V. or (b) denominated in Alternative Currency.

“Foreign Loan” has the meaning specified in Section 2.01(a).

“Foreign Loan Party” means a Loan Party that is organized under the laws of a jurisdiction other than the United States, a State thereof or the District of Columbia.

“Foreign Loan Party Obligations” means Obligations of each Foreign Loan Party.

“Foreign Sublimit” means, initially, an amount equal to fifty percent (50%) of the Aggregate Commitments or the Alternative Currency Equivalent thereof, as may be adjusted from time to time at the discretion of the Lenders, upon request of the Borrowers.

“Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States, a State thereof or the District of Columbia.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funded Indebtedness” means, with respect to the Company and its Subsidiaries, the sum, without duplication, of (a) the aggregate amount of Indebtedness of the Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP, relating to (i) the borrowing of money or the obtaining of credit, including the issuance of notes or bonds, (ii) the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business), (iii) in respect of any Synthetic Lease Obligations or any Capital Lease Obligations, and (iv) the maximum drawing amount of all letters of credit outstanding, plus (b) Indebtedness of the type referred to in clause (a) of another Person guaranteed by the Company or any of its Subsidiaries minus unrestricted domestic cash (consisting of petty cash and cash on deposit inUnited States based bank accounts) and cash equivalents (each as defined under GAAP).

“GAAP” means generally accepted accounting principles in the United States set forth in the Accounting Standards Codification promulgated by the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied, except for the purposes of the books and records of the Foreign Loan Parties only, “GAAP” means the IFRS or generally accepted accounting principles applicable in The Netherlands. The financial statements of the Foreign Loan Parties to be delivered under Section 6.01 must be presented under the foregoing described generally accepted accounting principles applicable in the United States.

“Globe Inc.” means Globe Motors, Inc., a Delaware corporation.

“Globe Lda.” means Allied Motion Portugal, Lda.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Governmental Official” means any governmental official or employee, employee of any government-owned or government-controlled entity, political party, any official of a political party, candidate for political office, official of any public international organization or anyone else acting in an official capacity.

“Granting Lender” has the meaning specified in Section 10.06(g).

“Guaranty” means, as to any Person, any (a) obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guaranty shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guaranty is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guaranty” as a verb has a corresponding meaning.

“Guarantors” means, collectively, the US Guarantors and the EU Guarantors and each other Person which guaranties the Obligations.

“Guarantor Security Agreement” means each security agreement and each pledge agreement from a Guarantor to the Administrative Agent, for the benefit of the Lenders to secure the Obligations.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedge Bank” means any Person that is or was a Lender or an Affiliate of a Lender at the time it entered into a Swap Contract with a Borrower.

“Heidrive” means Heidrive GmbH, a German limited liability company.

“HSBC Bank” means HSBC Bank USA, National Association.

“ICC” has the meaning specified in Section 2.03(h) of this Agreement.

“ICC Rule” has the meaning specified in Section 2.03(h) of this Agreement.

“IFRS” means international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements delivered under to referred to herein.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)               all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)               all direct or contingent obligations of such Person arising under standby letters of credit, bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c)               net obligations of such Person under any Swap Contract;

(d)               all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and, in each case, not past due for more than 90 days after the date on which such trade account payable was created);

(e)               indebtedness secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)                Capital Lease Obligations and Synthetic Lease Obligations;

(g)               all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person; and

(h)               all guaranties of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any Capital Lease Obligation or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07(b).

“Intellectual Property Security Agreements” means each Trademark Agreement and Patent Agreement.

“Interest Coverage Ratio” means, as of any date of determination, the ratio as of the last day of any fiscal quarter of the Company ending on the date of determination (a) Consolidated EBITDA for the four consecutive fiscal quarters then ended to (b) Interest Expense for such period.

“Interest Expense” means, for any period, the sum, without duplication, for the Company and its Subsidiaries (determined on a consolidated basis in accordance with GAAP), of the following: (a) all interest in respect of Indebtedness accrued or paid during such period (whether or not actually paid during such period), plus (b) the net amounts paid (or minus the net amounts received) in respect of interest rate Swap Contracts during such period, excluding reimbursement of legal fees and other similar transaction costs and excluding payments required by reason of the early termination of interest rate Swap Contracts, plus (c) all fees, including letter of credit fees and expenses, (but excluding reimbursement of legal fees), plus (d) the amortization of financing costs in connection with Indebtedness.

“Interest Payment Date” means, (a) as to any Loan other than a ABR Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Libor Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any ABR Loan, the last Business Day of each March, June, September, and December and the Maturity Date.

“Interest Period” means, individually, and collectively, with respect to a Libor Loan, the one, three or six month interest periods selected by the Company pursuant to the terms of this Agreement to be applicable to specific Libor Loans from time to time or any such other periods of such other durations as the Company and all Lenders may agree shall be applicable to specific Libor Loans from time to time; provided, however, that (i) no Interest Period may be selected that would end after the Maturity Date; (ii) if any Interest Period begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month; (iii) if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day, and (iv) if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guaranty or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor guaranties Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IP Rights” has the meaning specified in Section 5.18.

“IRS” means the United States Internal Revenue Service.

“ISP” has the meaning specified in Section 2.03(h) of this Agreement.

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Company or Allied B.V. or in favor of the L/C Issuer and relating to such Letter of Credit.

“Judgment Currency” has the meaning specified in Section 10.19.

“Krona” or “SEK” means the lawful money of Sweden.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case having the force of law.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage. All L/C Advances shall be denominated in Dollars or Alternative Currency depending on the currency in which the applicable Letter of Credit was denominated.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Loan.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means HSBC Bank in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.08. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lender” has the meaning specified in the introductory paragraph hereto, and shall include any Affiliate of a Lender that makes any Loan hereunder.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Company and the Administrative Agent, which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such Affiliate. Unless the context otherwise requires, each reference to a Lender shall include its applicable Lending Office.

“Letter of Credit” means any standby letter of credit issued hereunder. Letters of Credit may be issued in Dollars or Alternative Currency.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Expiration Date” means the day that is five days prior to the Maturity Date (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(i).

“Letter of Credit Sublimit” means $10,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Commitments.

“Leverage Increase” has the meaning set forth in Section 7.10(b).

“Leverage Ratio” means, as of any date of determination, the ratio of (a) Funded Indebtedness (which shall include the L/C Obligations) of the Company and its Subsidiaries outstanding on such date to (b) Consolidated EBITDA for the Reference Period ended on such date.

“LIBOR” has the meaning set forth in the definition of “Libor Rate”.

“Libor Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Libor Lending Office” opposite its name on Schedule 2.01 hereto or in the Assignment and Assumption pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to the Borrowers and the Administrative Agent.

“Libor Loan” means a Loan that bears interest at a rate based on the Libor Rate. Libor Loans may be denominated in Dollars or in an Alternative Currency.

“Libor Quoted Currency” means Dollars and Euro, in each case as long as there is a published Libor Rate with respect thereto.

“Libor Rate” means, (a) for any Libor Loan denominated in Libor Quoted Currency for any Interest Period therefor, the rate of interest per annum equal to the London Interbank Offered Rate administered by the ICE Benchmark Administration (or any successor thereto approved by HSBC Bank) as published by Reuters or other commercially available source providing quotations of LIBOR (“LIBOR”) as selected by HSBC Bank from time to time) as determined for each Interest Period at approximately 11:00 a.m. (London time), on a Rate Determination Date prior to the commencement of such Interest Period, for U.S. Dollar deposits (for delivery on the first day of the applicable Interest Period) with a term equivalent to such Interest Period, as adjusted from time to time, in HSBC Bank’s sole discretion, for reserve requirements, deposit insurance assessment rates and other regulatory costs and (b) with respect to Alternative Currency (or Non-Libor Quoted Currency), the relevant rate at which the relevant Alternative Currency is offered by lending banks; provided, however, if any such rate of interest is less than zero, the Libor Rate shall be deemed to be zero percent (0%). If such rate is not available at such time for any reason, then the rate for that Interest Period will be determined by such alternative method as reasonably selected by HSBC Bank.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans and to acquire participations in Letters of Credit hereunder, as the same may be reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.06. The initial maximum amount of each Lender’s Loan Commitment is set forth on Schedule 2.01 or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Loan Commitment, as applicable.

“Loan Documents” means this Agreement, each Note, each Issuer Document, the Fee Letter, each Guaranty by a Guarantor in favor of the Administrative Agent, each of the Security Documents or any other document designated as a “Loan Document” by the Administrative Agent and the Company.

“Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Loans which are Libor Loans, pursuant to Section 2.02(c), which, if in writing, shall be substantially in the form of Exhibit A-1 in the case of the Company or Exhibit A-2 in the case of Allied B.V. or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent) appropriately completed and signed by a Responsible Officer of the applicable Borrower.

“Loan Parties” means, collectively, the Company, Allied B.V. and each Guarantor, or individually a “Loan Party”.

“Loans” has the meaning specified in Section 2.01.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, assets, liabilities (actual or contingent), condition (financial or otherwise) of the Loan Parties and their Subsidiaries taken as a whole; (b) a material impairment of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon, or material impairment of, the legality, validity, binding effect, enforceability or rights and remedies of the Administrative Agent or the Lenders against any Loan Party under any Loan Document to which it is a party.

“Material Acquisition” means any Permitted Acquisition (whether by direct purchase, merger or otherwise, and whether in one or more related transaction) by the Company or any Subsidiary of the Company in which the total Consideration for such acquisition exceeds $15,000,000.

“Material Rental Obligation” means the obligation of the Loan Parties to pay rent under any one or more operating leases with respect to any real or personal property that is material to the business of such Loan Party.

“Maturity Date” means, February 12, 2025; provided that if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“MPC” means Motor Products Corporation, a Delaware corporation.

“Multiemployer Plan” means a Plan which is a multiemployer plan as defined in Section 3(37) of ERISA to which the Company or any ERISA Affiliate has an obligation to contribute.

“Non-Cash Charges” means, with respect to any calculation of Consolidated Net Income for any period, all non-cash charges related to incentive stock compensation, all non-cash extraordinary losses and charges deducted in such calculation, as determined in accordance with GAAP (excluding inventory and account receiveable write-downs and charge-offs), including, without limitation, non-cash recognition of unrealized declines in the market value of marketable securities recorded in accordance with ASC No. 320, non-cash asset impairment charges recorded in accordance with ASC No. 350 and ASC No. 360, and non-cash restructuring charges.

“Non-Libor Quoted Currency” means any currency other than a Libor Quoted Currency.

“Non-Material Subsidiary” means, with respect to the Company, a Subsidiary of the Company that has, as of the date of determination, assets equal to less than ten percent (10%) of Consolidated Total Assets of the Company based on the quarterly financial statements of the Company most recently delivered to the Lenders.

“Note” means any note delivered to a Lender pursuant to Section 2.09 of this Agreement.

“OFAC” means the Office of Foreign Asset Control of the United States Department of the Treasury.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit or any Bank Product Obligations or the enforcement of collection thereof, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party of any proceeding under any Debtor Relief Laws naming such Loan Party as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding; provided that Obligations of a Loan Party shall exclude any Excluded Swap Obligations with respect to such Loan Party.

“Organizational Documents” means: (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity; and (d) with respect to each Dutch Loan Party, an up to date extract from the Dutch Commercial Register (Handelsregister), its deed of incorporation, its articles of association and an up to date copy of its shareholders register.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Outstanding Amount” means: (i) with respect to Loans on any date, the Dollar Equivalent amount of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Loans occurring on such date; (ii) with respect to any L/C Obligations on any date, the Dollar Equivalent amount of the aggregate outstanding amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrowers of Unreimbursed Amounts.

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent or the L/C Issuer, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in an Alternative Currency, the greater of (i) an overnight rate determined by the Administrative Agent or the L/C Issuer, as the case may be, in accordance with banking industry rules on interbank compensation and (ii) the rate of interest per annum at which overnight deposits in the applicable Alternate Currency, in the amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of HSBC Bank in the applicable offshore interbank market for such currency to major banks in such interbank market.

“Participant” has the meaning specified in Section 10.06(d).

“Participating Member State” means any member state of the European Union that has the Euro as its lawful currency in accordance with legislation of the European Union relating to EMU.

“Patent Agreement” means any grant of security interest in patents, made by any Loan Party in favor of the Administrative Agent, or any of its predecessors, including, without limitation that certain Patent Collateral Assignment and Security Agreements, dated as of October 28, 2016, from the Company, Globe Inc. and, Stature to the Administrative Agent.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Pension Plan” means any Plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA and 430 of the Code or Section 302 of ERISA and in respect of which the Company or any ERISA Affiliate is (or if such Plan were terminated, would under Section 4062 or 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA or any other Plan with respect to which the Company or any ERISA Affiliate has incurred or may incur liability, including contingent liability, under Title IV of ERISA, to such plan or to PBGC.

“Permitted Acquisition” has the meaning set forth in Section 7.02 of this Agreement.

“Permitted Lien” means a Lien permitted under Section 7.01 of this Agreement.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity, body, organization or group.

“Plan” has the meaning set forth in the definition of “Benefit Plan”.

“Platform” has the meaning set forth in Section 6.02 of this Agreement.

“Pledge Agreements” means the pledge agreements, between a Loan Party and the Administrative Agent, pursuant to which any Loan Party pledges any stock, other equity interests or intercompany notes held by it, including, without limitation those certain Pledge Agreements, dated as of October 28, 2016, by the Company and Allied B.V. to the Administrative Agent, as amended, restated, replaced or assigned from time to time.

“Pre-Change Lease Accounting” has the meaning set forth in Section 1.03(b) of this Agreement.

“Prime Rate” means the rate of interest publicly announced by HSBC Bank from time to time as its Prime Rate and is a base rate for calculating interest on certain loans. Any change in the Prime Rate due to a change in any of the foregoing shall take effect at the opening of business on the day specified in the public announcement of such change. The Prime Rate may or may not be the most favorable rate charged by HSBC Bank to its customers.

“PTE” means a prohibited transaction class exemption issued by the US Department of Labor, as such exemption may be amended from time to time.

“Public Lender” has the meaning set forth in Section 6.02 of this Agreement.

“QFC” has the meaning set forth in Section 10.25 of this Agreement.

“Qualified ECP Guarantor” means, at any time, each Domestic Loan Party that is an Eligible Contract Participant and can cause another Person to qualify as an Eligible Contract Participant.

“Rate Determination Date” means two (2) Business Days prior to the commencement of such Interest Period (or such other day as is generally treated as the rate fixing day by market practice in such interbank market, as determined by the Administrative Agent; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, then “Rate Determination Date” means such other day as otherwise reasonably determined by the Administrative Agent).

“Recipient” means, as applicable (a) the Administrative Agent, (b) any Lender, (c) the L/C Issuer or (d) any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.

“Reference Period” means, as of any date of determination, the period of four (4) consecutive fiscal quarters of the Company and its Subsidiaries ending on such date, or if such date is not a fiscal quarter end date, the period of four (4) consecutive fiscal quarters most recently ended (in each case treated as a single accounting period).

“Register” has the meaning specified in Section 10.06(c) of this Agreement.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA.

“Request for Credit Extension” means (a) with respect to a Loan, or conversion or continuation of Loans, a Loan Notice, and (b) with respect to an L/C Credit Extension, a Letter of Credit Application.

“Required Lenders” means, as of any date of determination, two or more Lenders having more than 50% of the Aggregate Commitments or, if the Commitments of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, two or more Lenders holding in the aggregate more than 50% of the Outstanding Amounts (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations being deemed “held” by such Lender for purposes of this definition); provided that the Commitment of, and the portion of the Outstanding Amount held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Resolution Authority” means any body which has authority to execute any Write-down and Conversion Powers.

“Responsible Officer” means, the Chief Executive Officer, President, Chief Financial Officer, Treasurer, Secretary or Controller of a Loan Party and with respect to each Foreign Loan Party, any of its managing directors (statutaire bestuurders) or any other representative designated in writing by a Responsible Officer of a Loan Party. Subject to the foregoing, any document delivered pursuant to any Loan Document that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary, corporate, partnership or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means (i) any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Loan Party or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to the Company’s or any other Loan Party’s stockholders, partners or members (or the equivalent Person thereof), (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of, or other equity interest in, any Loan Party or any of its Subsidiaries now or hereafter outstanding, (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of, or other equity interest in, any Loan Party or any of its Subsidiaries, (iv) any payment or prepayment of principal of, premium, if any, or interest on, or redemption purchase, retirement, defeasance (including economic or legal defeasance), sinking fund or similar payment with respect to any intercompany Indebtedness owing by the Company or any Subsidiary, and (v) any payment made to any Affiliates of any Loan Party or any of its Subsidiaries in respect of management, consulting or other similar services provided to any Loan Party or any of its Subsidiaries; provided, however, “Restricted Payment” shall not shall not include any payment for the purchase or redemption of shares of stock of the Company held by (a) any employee of the Company or any of its Subsidiaries if the sole purpose of such payment is provide funds for the payment of taxes with respect to shares of the Company held by such employee, and (b) any employee stock ownership plan or trust if the sole purpose of such payment is to provide funds for payments by such plan or trust of payments that are required to be made to employees of the Company or its Subsidiaries.

“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Administrative Agent or the L/C Issuer, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.

“Sanction(s)” means, any sanction administered or enforced by the United States Government (including, without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury (“HMT”) or other relevant sanctions authority.

“Security Documents” means collectively, the Guaranties of the Guarantors in favor of the Administrative Agent, the Pledge Agreements, the Company Security Agreement, the Guarantor Security Agreements, the Intellectual Property Security Agreements, any assignments of intercompany Indebtedness and all other security agreements, Uniform Commercial Code financing statements, and any other instruments or documents required by the Administrative Agent to be executed or delivered hereunder to secure the Obligations.

“SOFR” means with respect to any day the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark (or a successor administrator) on the Federal Reserve Bank of New York’s Website.

“Solvent” means, with respect to any Person on a particular date, that, at fair valuations, (a) the sum of such Person’s assets is greater than (x) all of such Person’s consolidated liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) and (y) the amount required to pay such liabilities as they become absolute, matured or otherwise become due in the normal course of business, (b) such Person has the ability to pay its debts and liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) as they become absolute, matured or otherwise become due in the normal course of business and (c) such Person does not have an unreasonably small amount of capital with which to conduct its business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“SPC” has the meaning specified in Section 10.06(g) of this Agreement.

“Specified Loan Party” means any Loan Party that is not then an Eligible Contract Participant (determined prior to giving effect to Section 10.21 of this Agreement).

“Spot Rate” means the spot rate of exchange that appears on the Reuters World Currency Page applicable to such currency (or such other page that may replace such page on such service for the purpose of displaying the spot rate of exchange) for the purchase of such currency with another currency at approximately 10:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that if there shall at any time no longer exist such a page on such service, the Spot Rate shall be determined by reference to another similar rate publishing service reasonably selected by the Administrative Agent.

“Stature” means Stature Electric, Inc., a Pennsylvania corporation.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Company or other Loan Party, as applicable.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Syndication Agent” has the meaning specified in the introductory paragraph hereto.

“Synthetic Lease” means, with respect to any Person as of any date of determination thereof, all obligations of such Person in respect of transactions entered into by such Person that are intended to function primarily as a borrowing of funds but are not otherwise included in the definition of “Indebtedness” or as a liability on the Consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“TCI” means TCI LLC, a Wisconsin limited liability company.

“Term SOFR” means the forward-looking rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Threshold Amount” means $2,000,000.

“Trademark Agreement” means any grant of security interest in trademarks, made by any Loan Party in favor of the Administrative Agent, or any of its predecessors, including, without limitation that certain Trademark Collateral Security and Pledge Agreement, dated as of October 28, 2016 from the Company and Globe Inc. to the Administrative Agent, as the same may be amended or supplemented from time to time.

“Type” means, with respect to a Loan, its character as a ABR Loan or a Libor Loan.

“UCC” means the Uniform Commercial Code in effect in the State of New York.

“UCP” has the meaning specified in Section 2.03(h) of this Agreement.

“UCP 500” has the meaning specified in Section 2.03(h) of this Agreement.

“UCP 600” has the meaning specified in Section 2.03(h) of this Agreement.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i) of this Agreement.

“US Guarantors” means collectively Allied Corp., Emoteq, MPC, AMOT I, AMOT II, AMOT III, Stature, Globe Inc., and TCI.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“Valuation Date” means (a) with respect to any Loan, each of the following: (i) each date of a Borrowing of a Libor Loan, (ii) each date of a continuation of a Libor Loan pursuant to Section 2.02, and (iii) such additional dates as the Administrative Agent shall reasonably determine or the Required Lenders shall reasonably require; and (b) with respect to any Letter of Credit, each of the following: (i) each date of issuance of a Letter of Credit, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount), (iii) each date of any payment by the L/C Issuer under any Letter of Credit, and (iv) such additional dates as the Administrative Agent or the L/C Issuer shall determine or the Required Lenders shall require.

“Voting Stock” of any Person means, at any time, the capital stock of such Person that is at the time, entitled to vote in the election of the Board of Directors of such Person.

“Wholly-Owned Subsidiary” shall mean any Subsidiary of the Company all of the outstanding capital stock or other equity interests of every class of which is owned by the Company or another Wholly-Owned Subsidiary of the Company, and which has outstanding no options, warrants, rights or other securities entitling the holder thereof (other than the Company or a Wholly-Owned Subsidiary) to acquire shares of capital stock or other Equity Interests of such Subsidiary.

“Write-down and Conversion Powers” means relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule.

1.02          Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)               The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organizational Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)               In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)               Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03          Accounting Terms.

(a)               Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b)               Changes in GAAP. If at any time any change in GAAP (including the adoption of the IFRS) would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Company or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Company shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Notwithstanding anything in this Agreement to the contrary, for purposes of computing of any financial ratio or satisfying any requirement set forth in any Loan Document, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the Audited Financial Statements (as defined in the 2016 Credit Agreement) (the “Pre-Change Lease Accounting”), notwithstanding any change in GAAP relating thereto, unless the Company and the Required Lenders agree to a mutually acceptable amendment addressing such changes, as provided for above.

1.04          Rounding. Any financial ratios required to be maintained by the Borrowers pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05          Exchange Rates; Currency Equivalents.

(a)               The Administrative Agent or the L/C Issuer, as applicable, shall determine the Spot Rates as of each Valuation Date to be used for calculating Dollar Equivalent amounts of Credit Extensions and Outstanding Amounts denominated in Alternative Currencies. Such Spot Rates shall become effective as of such Valuation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Valuation Date to occur. Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or the L/C Issuer, as applicable.

(b)               Wherever in this Agreement in connection with a Borrowing, conversion, continuation or prepayment of a Libor Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing, Libor Loan or Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the L/C Issuer, as the case may be.

(c)               The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “Libor Rate” or with respect to any comparable or successor rate thereto.

1.06          Change of Currency.

(a)            Each obligation of the Borrowers to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the Closing Date shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing, at the end of the then current Interest Period.

(b)               Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

(c)               Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

1.07          Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time in the United States (daylight or standard, as applicable).

1.08          Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time.

1.09          Appointment of Company. Each of the Loan Parties hereby appoints the Company to act as its agent for the purposes of this Agreement, the other Loan Documents and all other documents and electronic platforms entered into in connection herewith and agrees that (a) the Company may execute such documents and provide such authorizations on behalf of such Loan Parties as the Company deems appropriate in its sole discretion and each Loan Party shall be obligated by all of the terms of any such document and/or authorization executed on its behalf, (b) any notice or communication delivered by the Administrative Agent, L/C Issuer or a Lender to the Company shall be deemed delivered to each Loan Party and (c) the Administrative Agent, L/C Issuer or the Lenders may accept, and be permitted to rely on, any document, authorization, instrument or agreement executed by the Company on behalf of each of the Loan Parties.

1.10          Dutch Terms. In this Agreement, where it relates to a Dutch entity, a reference to:

(a)               a necessary corporate or other organizational action, where applicable, includes without limitation:

(i)       any action required to comply with the Dutch Works Council Act (Wet op de ondernemingsraden); and

(ii)      obtaining unconditional positive advice (advies) from each competent works council;

(b)               a bankruptcy or insolvency includes a Dutch entity being:

(i)       declared bankrupt (failliet verklaard);

(ii)      dissolved (ontbonden);

(c)               a moratorium includes surseance van betaling and granted a moratorium includes surseance verleend;

(d)               a trustee in bankruptcy includes a curator;

(e)               an administrator includes a bewindvoerder;

(f)                a receiver or an administrative receiver does not include a curator or bewindvoerder; and

(g)               an attachment includes a beslag (including both a conservatoir beslag and an executorial beslag).

1.11          Additional Alternative Currencies.

(a)               The Company may from time to time request that Libor Loans be made and/or Letters of Credit be issued in a currency other than those specifically listed in the definition of “Alternative Currency”; provided that (i) such requested currency is a lawful currency that is readily available and freely transferable and convertible into Dollars and (ii) such requested currency shall only be treated as a “Libor Quoted Currency” to the extent that there is a published Libor Rate for such currency. In the case of any such request with respect to the making of Libor Loans, such request shall be subject to the approval of the Administrative Agent and each Lender; and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent and the L/C Issuer.

(b)               Any such request shall be made to the Administrative Agent not later than 11:00 a.m., twenty (20) Business Days prior to the date of the desired Credit Extension (or such other time or date as may be agreed by the Administrative Agent and, in the case of any such request pertaining to Letters of Credit, the L/C Issuer, in its or their sole discretion). The Administrative Agent shall promptly notify each Lender of any such request; and in the case of any such request pertaining to Letters of Credit, the Administrative Agent shall promptly notify the L/C Issuer thereof. Each Lender or the L/C Issuer (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent, not later than 11:00 a.m., ten (10) Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Libor Loans or the issuance of Letters of Credit, as the case may be, in such requested currency.

(c)               Any failure by a Lender or the L/C Issuer, as the case may be, to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Lender or the L/C Issuer, as the case may be, to permit Libor Loans to be made or Letters of Credit to be issued in such requested currency. If the Administrative Agent and all the Lenders consent to making Libor Loans in such requested currency and the Administrative Agent and such Lenders reasonably determine that an appropriate interest rate is available to be used for such requested currency, the Administrative Agent shall so notify the Company and (i) the Administrative Agent and such Lenders may amend the definition of Libor Rate for any Non-Libor Quoted Currency to the extent necessary to add the applicable Libor Rate for such currency and (ii) to the extent the definition of Libor Rate reflects the appropriate interest rate for such currency or has been amended to reflect the appropriate rate for such currency, such currency shall thereupon be deemed for all purposes to be an Alternative Currency for purposes of any Borrowings of Libor Loans. If the Administrative Agent and the L/C Issuer consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Company and (A) the Administrative Agent and the L/C Issuer may amend the definition of Libor Rate for any Non-Libor Quoted Currency to the extent necessary to add the applicable Libor Rate for such currency and (B) to the extent the definition of Libor Rate reflects the appropriate interest rate for such currency or has been amended to reflect the appropriate rate for such currency, such currency shall thereupon be deemed for all purposes to be an Alternative Currency, for purposes of any Letter of Credit issuances. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.11, the Administrative Agent shall promptly so notify the Company.

ARTICLE II

the commitments and credit extensions

2.01          Loans.

(a)               Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans to the Company (each such loan, a “Domestic Loan”) in Dollars on any Business Day during the Availability Period, or loans to Allied B.V. (each such loan, a “Foreign Loan”, and collectively with the Domestic Loans, the “Loans”) in Alternative Currency on a Business Day during the Availability Period in an aggregate amount that will not result in the Outstanding Amount of Loans of such Lender exceeding such Lender’s Loan Commitment at such time; provided, however, that after giving effect to any Loan, (i) the Outstanding Amount shall not exceed the Aggregate Commitments, (ii) the aggregate Outstanding Amount of the Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, shall not exceed such Lender’s Commitment and (iii)  the Outstanding Amount of all Foreign Loans, plus Foreign Letters of Credit shall not exceed the Foreign Sublimit. Within the limits of each Lender’s Commitment, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.01(a), prepay under Section 2.04, and reborrow under this Section 2.01(a). Foreign Loans shall be Libor Loans and Domestic Loans may be ABR Loans or Libor Loans, as further provided herein.

(b)               Each Borrower shall repay to the Lenders on the Maturity Date the aggregate principal amount of Loans made to such Borrower outstanding on such date.

2.02          Borrowings, Conversions and Continuations of Loans.

(a)               Each conversion of Loans from one Type to the other, and each continuation of Loans which are Libor Loans shall be made upon the applicable Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone or a Loan Notice; provided that any telephone notice must be confirmed immediately by delivering to the Administrative Agent a Loan Notice. Each such Loan Notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Libor Loans denominated in Dollars or of any conversion of Libor Loans denominated in Dollars to ABR Loans, (ii) four Business Days prior to the requested date of any Borrowing or continuation of Loans denominated in Alternative Currency. Each telephonic notice pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of the applicable Borrower. Each Borrowing of, conversion to or continuation of Libor Loans shall be in a principal amount of $1,000,000 or the Dollar Equivalent thereof, or a whole multiple of $100,000 or the Dollar Equivalent thereof in excess thereof. Except as provided in Section 2.02(c) each Borrowing of or conversion to ABR Loans shall be in a principal amount of $500,000 or the Dollar Equivalent thereof, or a whole multiple of $100,000 or the Dollar Equivalent thereof in excess thereof. Each Loan Notice (whether telephonic or written) shall specify (v) whether a Borrower is requesting a Loan, a conversion of Loans from one Type to the other, or a continuation of Loans which are Libor Loans, (w) the requested date of the Loan, conversion or continuation, as the case may be (which shall be a Business Day), (x) the principal amount of Loans to be borrowed, converted or continued and the currency thereof, (y) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (z) if applicable, the duration of the Interest Period with respect thereto. If either Borrower fails to specify a Type of Loan in a Loan Notice or if either Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, ABR Loans; provided, however, that in the case of a failure to timely request a continuation of Loans denominated in Alternative Currency, such Loans shall be continued as Libor Loans in their original currency with an Interest Period of one month. Any automatic conversion to ABR Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Libor Loans. If either Borrower requests a Borrowing of, conversion to, or continuation of Libor Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. No Loan may be converted into or continued as a Loan denominated in a different currency, but instead must be prepaid in the original currency of such Loan, and in the case of Loans, reborrowed in the other currency. If a Borrower fails to borrow a Libor Loan on the date upon which such Libor Loan was requested to be made, the Borrowers shall pay any applicable Breakage Fee.

(b)               Following receipt of a Loan Notice from either Borrower, the Administrative Agent shall promptly notify each Lender of the amount (and currency) of its Applicable Percentage of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Company, the Administrative Agent shall notify each Lender of the details of any automatic conversion to ABR Loans or continuation of Domestic Loans, in each case as described in the preceding subsection. Each Lender shall make the amount of its Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office for the applicable currency not later than 1:00 p.m., in the case of any Domestic Loan, and not later than the Applicable Time specified by the Administrative Agent in the case of any Foreign Loan, in each case on the Business Day specified in the applicable Loan Notice.

(c)               Except as otherwise provided herein, a Libor Loan may be continued or converted only on the last day of an Interest Period for such Libor Loan. During the existence of a Default, no portions of the Loans may be converted to or continued as Libor Loans (whether in Dollars or any Alternative Currency) without the consent of the Required Lenders, and the Required Lenders may demand that any or all of the then outstanding Libor Loans denominated in Dollars be converted immediately to ABR Loans and any or all of the then outstanding Libor Loans denominated in an Alternative Currency be prepaid, or redenominated into Dollars in the amount of the Dollar Equivalent thereof, on the last day of the then current Interest Period with respect thereto.

(d)               The Administrative Agent shall promptly notify the Company and the Lenders of the interest rate applicable to any Interest Period for Libor Loans upon determination of such interest rate. At any time that ABR Loans are outstanding, the Administrative Agent shall notify the Company and the Lenders of any change in the ABR Rate resulting from a change in the Prime Rate promptly following the public announcement of such change.

(e)               After giving effect to all new Loans, all conversions of Loans from one Type to the Other, and all continuations of Loans as the same Type, there shall not be more than ten (10) Interest Periods in effect with respect to Loans.

(f)                Existing Indebtedness Assigned. As of the Closing Date, (1) the principal amount of revolving loans outstanding under this Agreement is $109,312,441, (2) there are Alternative Currency Loans in the principal amount of $6,350,000 under this Agreement. As of the Closing Date, the Lenders parties to the 2016 Credit Agreement have assigned to the Administrative Agent all of the indebtedness under the 2016 Credit Agreement effective as of the Closing Date. As of the Closing Date, the Administrative Agent hereby assigns a portion of the Commitment to the Lenders such that, after giving effect to such assignment, the Commitment of each Lender shall be as set forth on Schedule 2.1, and such indebtedness shall continue as Indebtedness hereunder. The terms and provisions of Exhibit E are hereby incorporated by reference so that the foregoing assignment shall be subject to the terms and conditions of such Exhibit E.

2.03          Letters of Credit.

(a)               The Letter of Credit Commitment.

(i)       Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit denominated in Dollars or in one or more Alternative Currencies, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of the Company or Allied B.V. and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (w) the Outstanding Amounts shall not exceed the Aggregate Commitments, (x) the aggregate Outstanding Amount of any Lender, shall not exceed such Lender’s Commitment, (y) the Outstanding Amount of all Foreign Loans plus Foreign Letters of Credit shall not exceed the Foreign Sublimit, and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit. Each request by a Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrowers that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrowers’ ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrowers may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii)      The L/C Issuer shall not issue any Letter of Credit, if:

(A)       subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Lenders have approved such expiry date; or

(B)        the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless the L/C Issuer and all the Lenders have approved such expiry date.

(iii)     The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(A)       any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense and which the L/C Issuer in good faith deems material to it;

(B)        the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally;

(C)        such Letter of Credit is to be denominated in a currency other than Dollars or Alternative Currency;

(D)       such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder;

(E)        any Lender is at such time a Defaulting Lender, unless the L/C Issuer has entered into arrangements satisfactory to the L/C Issuer with the Borrowers and/or such Impacted Lender to eliminate such L/C Issuer’s risk with respect to such Defaulting Lender; or

(F)        the L/C Issuer does not as of the issuance date of such requested Letter of Credit issue Letters of Credit in the requested currency.

(iv)     The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(v)      The L/C Issuer shall be under no obligation to amend or extend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment or extension to such Letter of Credit.

(vi)     The L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(b)               Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i)       Each Letter of Credit shall be issued, amended or extended, as the case may be, upon the request of the Company or Allied B.V. delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the applicable Borrower. Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least two (2) Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment or date of extension, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount and currency thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may require. Additionally, applicable Borrower shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may require.

(ii)      Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Company or Allied B.V. and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the L/C Issuer has received written notice from the Administrative Agent or any Lender, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Company or Allied B.V., as applicable or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Letter of Credit.

(iii)     If the Company or Allied B.V. so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving 30-days’ prior notice to the beneficiary thereof (the “Non-Extension Notice Date”). Unless otherwise directed by the L/C Issuer, the applicable Borrower shall not be required to make a specific request to the L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or the Company or Allied B.V., as applicable, that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.

(iv)     Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Company or Allied B.V. and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c)               Drawings and Reimbursements; Funding of Participations.

(i)       Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the applicable Borrower and the Administrative Agent thereof. In the case of a Letter of Credit denominated in an Alternative Currency, the applicable Borrower shall reimburse the L/C Issuer in such Alternative Currency, unless (A) the L/C Issuer (at its option) shall have specified in such notice that it will require reimbursement in Dollars, or (B) in the absence of any such requirement for reimbursement in Dollars, the applicable Borrower shall have notified the L/C Issuer promptly following receipt of the notice of drawing that the applicable Borrower will reimburse the L/C Issuer in Dollars. In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in an Alternative Currency, the L/C Issuer shall notify the applicable Borrower of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof. Not later than 11:00 a.m. on the date of any payment by the L/C Issuer under a Letter of Credit to be reimbursed in Dollars, or the Applicable Time on the date of any payment by the L/C Issuer under a Letter of Credit to be reimbursed in an Alternative Currency (each such date, an “Honor Date”), the applicable Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing and in the applicable currency. If the applicable Borrower fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in an Alternative Currency) (the “Unreimbursed Amount”), and the amount of such Lender’s Applicable Percentage thereof. In such event, the applicable Borrower shall be deemed to have requested a Loan of ABR Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of ABR Loans, but subject to the amount of the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Loan Notice). Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)      Each Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the L/C Issuer, in Dollars, at the Administrative Agent’s Office for Dollar-denominated payments in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Lender that so makes funds available shall be deemed to have made an ABR Loan to the Company in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer in Dollars.

(iii)     With respect to any Unreimbursed Amount that is not fully refinanced by a Loan of ABR Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Company shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv)     Until each Lender funds its Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of the L/C Issuer.

(v)      Each Lender’s obligation to make Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Company, any Subsidiary or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Company of a Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Company to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi)     If any Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Loan included in the relevant Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d)               Repayment of Participations.

(i)       At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Company or Allied B.V. or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Percentage thereof in Dollars and in the same funds as those received by the Administrative Agent.

(ii)      If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)               Obligations Absolute. The obligation of the Company or Allied B.V. to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)       any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii)      the existence of any claim, counterclaim, setoff, defense or other right that the Company or Allied B.V. may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)     any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)     waiver by the L/C Issuer of any requirement that exists for the L/C Issuer’s protection and not the protection of the Borrowers or any waiver by the L/C Issuer which does not in fact materially prejudice the Borrowers;

(v)      honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;

(vi)     any payment made by the L/C Issuer in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under, such Letter of Credit if presentation after such date is authorized by the UCP or the ISP, as applicable;

(vii)    any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit so long as the L/C Issuer has not acted with gross negligence or willful misconduct; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(viii)   any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to Allied B.V. or in the relevant currency markets generally; or

(ix)      any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Loan Party.

The Company or Allied B.V. shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the applicable Borrower’s instructions or other irregularity, the Company or Allied B.V. will promptly notify the L/C Issuer. The Borrowers shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f)                Role of L/C Issuer. Each Lender and each Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Company hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Company’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (vi) of Section 2.03(e). In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation or authentication, regardless of any notice or information to the contrary, and, in the absence of the L/C Issuer’s gross negligence or willful misconduct, the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g)        Cash Collateral.

(i)       Upon the request of the Administrative Agent, (A) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (B) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Company shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations in an amount equal to 103% of the Outstanding Amount thereof.

(ii)      In addition, if the Administrative Agent notifies any Borrower at any time that the Outstanding Amount of all L/C Obligations at such time exceeds the Letter of Credit Sublimit, then, within two Business Days after receipt of such notice, the applicable Borrower shall Cash Collateralize the L/C Obligations in an amount equal to the amount by which the Outstanding Amount of all L/C Obligations exceeds the Letter of Credit Sublimit.

(iii)     Sections 2.04 and 8.02(c) set forth certain additional requirements to deliver Cash Collateral hereunder. For purposes of this Section 2.03, Section 2.04 and Section 8.02(c), “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances (“Cash Collateral”) pursuant to documentation in form and substance satisfactory to the Administrative Agent and the L/C Issuer (which documents are hereby consented to by the Lenders). Derivatives of such term have corresponding meanings. Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at HSBC Bank.

(h)        UCP, ISP, etc. Borrowers agree that the L/C Issuer may issue the Letter of Credit subject to the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce (“ICC”) Publication Nos. 500 (1993 Revision) or 600 (2007 Revision) (the “UCP 500” or the “UCP 600”) or, at the L/C Issuer’s option, such later revision thereof in effect at the time of issuance of the Letter of Credit (as so chosen for the Letter of Credit, the “UCP”) or the International Standby Practices 1998, ICC Publication No. 590 or, at the L/C Issuer’s option, such later revision thereof in effect at the time of issuance of the Letter of Credit (as so chosen for the Letter of Credit, the “ISP”, and each of the UCP and the ISP, an “ICC Rule”). The L/C Issuer’s privileges, rights and remedies under such ICC Rules shall be in addition to, and not in limitation of, its privileges, rights and remedies expressly provided for herein. The UCP and the ISP (or such later revision of either) shall serve, in the absence of proof to the contrary, as evidence of general banking usage with respect to the subject matter thereof. Borrowers agree that for matters not addressed by the chosen ICC Rule, the Letters of Credit shall be subject to and governed by the laws of the State of New York and applicable United States Federal laws. If, at any Borrower’s request, the Letter of Credit expressly chooses a state or country law other than the laws of the State of New York and United States Federal law or is silent with respect to the choice of an ICC Rule or a governing law, the L/C Issuer shall not be liable for any payment, cost, expense or loss resulting from any action or inaction taken by Issuing Bank if such action or inaction is or would be justified under an ICC Rule, the laws of the State of New York, applicable United States Federal law or the law governing the Letter of Credit.

(i)         Letter of Credit Fees. Each Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage, in Dollars, a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit issued for the account of such Borrower equal to the Applicable Rate times the Dollar Equivalent of the daily amount available to be drawn under such Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.08. Letter of Credit Fees shall be (i) due and payable on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

(j)         Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The applicable Borrower shall pay directly to the L/C Issuer for its own account, a fronting fee with respect to each Letter of Credit issued for the account of such Borrower in the amount set forth in the Fee Letter. Such fronting fee shall be due and payable in Dollars on the last Business Day of each March, June, September and December, in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.08. In addition, the applicable Borrower shall pay directly to the L/C Issuer for its own account, the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit issued for the account of such Borrower as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(k)         Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(l)          Existing Letters of Credit. With effect as of the Closing Date, the parties hereto agree that (i) each of the Existing Letters of Credit shall be deemed to have been issued and to be outstanding under this Agreement and (ii) the fees contemplated in Section 2.4(i) shall start accruing under the terms hereof as of and from the Closing Date.

2.04          Prepayments.

(a)         Voluntary Prepayment of Loans. A Borrower may, upon notice from such Borrower to the Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 11:00 a.m. (A) three Business Days prior to any date of prepayment of Libor Loans denominated in Dollars, (B) four Business Days prior to any prepayment of any Loans denominated in Alternative Currency, and (C) on the date of prepayment of ABR Loans; (ii) any prepayment of Libor Loans denominated in Dollars shall be in a minimum amount of $500,000 or whole multiples of $100,000 in excess thereof; (iii) any prepayment of ABR Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof; and (iv) any prepayment of Loans denominated in Alternative Currency shall be in a minimum amount equal to the Alternative Currency Equivalent of $500,000 or whole multiples of $100,000 in excess thereof; or, in each of the foregoing cases, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date, currency and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Libor Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. The applicable Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Libor Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each such prepayment shall be applied to the Loans of the Lenders in accordance with the Lenders’ respective Applicable Percentages.

(b)         Mandatory Prepayment of Loans

(i)       If on any date the Credit Exposures of the Lenders exceed the Aggregate Commitments, or the Credit Exposure of any Lender exceeds such Lender’s Commitment, or the total L/C Obligations exceed the Letter of Credit Sublimit, then in each case the applicable Borrower shall, upon request made by the Administrative Agent, prepay on such date the principal amount of the Loans in an aggregate amount equal to such excess or, in the case where total L/C Obligations exceed the Letter of Credit Sublimit, pay to the Administrative Agent an amount in cash equal to such excess to be held as security for the reimbursement obligations of the Borrowers in respect of Letters of Credit pursuant to a cash collateral agreement to be entered into in form and substance reasonably satisfactory to the Administrative Agent, the Company and the L/C Issuer.

(ii)      If the Administrative Agent notifies the Company at any time that the Assigned Dollar Value of the outstanding amount of all Loans and Letters of Credit to and for the account of Allied B.V. at such time exceeds an amount equal to 105% of the Foreign Sublimit then in effect, then, within two (2) Business Days after Company’s receipt of such notice, the Company shall prepay or cause prepayment of Loans in an aggregate amount sufficient to reduce such outstanding amount as of such date of payment to an amount not to exceed 100% of the Foreign Sublimit then in effect.

(c)         Interest on Mandatory Prepayments. In the event of any repayment or prepayment of any Loan (other than a repayment or prepayment of an ABR Loan prior to the end of the Availability Period with no related Commitment reduction), the applicable Borrower shall pay all accrued interest on the principal amount repaid or prepaid on the date of such repayment or prepayment.

(d)        Proceeds of Mandatory Prepayments. The proceeds of any mandatory prepayments paid to or for the account of the Lenders shall be applied by the Lender entitled thereto on the applicable Indebtedness hereunder first to accrued interest, fees and expenses payable thereon and then to principal.

2.05          Expansion Option.

(a)         Request for Increase. Provided there exists no Default or Event of Default, and no Default or Event of Default would be caused thereby, the Company may request upon notice to the Administrative Agent and the Lenders, an increase in the Aggregate Commitments in minimum amounts of $10,000,000 and whole multiples of $10,000,000 for amounts in excess of such minimum amount so long as, after giving effect thereto, the Aggregate Commitments do not exceed $300,000,000. In the event the Increasing Lenders (as defined below) do not commit the full increase requested, Company may select, in consultation with the Administrative Agent, such increase to be provided by one or more Lenders (each Lender so agreeing to an increase in its Commitment an “Increasing Lender”) one or more new banks, financial institutions or other entities (each such new bank, financial institution or other entity, an “Augmenting Lender”), to extend a Commitment; provided that each Augmenting Lender shall be subject to the reasonable approval of the Administrative Agent and the reasonable approval of the Company, and provided further that each Increasing Lender and each Augmenting Lender executes documentation in form and content satisfactory to the Administrative Agent to either become a party to this Agreement or reflect the increase of such Lender’s Commitment under this Agreement, it being understood that all terms and conditions of such increase shall be identical to the terms and conditions of the credit facility described herein prior to such increase. At the time of sending a notice requesting an increase in the Commitments, the Administrative Agent shall specify the time period within which each Lender is requested to respond which shall in no event be less than ten (10) Business Days from the date of delivery of such notice to the Lenders (“Notice Period”).

(b)        Lender Elections to Increase. Each Lender shall notify the Administrative Agent within the Notice Period whether or not it agrees to increase its Commitment and the amount thereof, which decision shall be made in such Lender’s sole discretion. Any Lender not responding within the Notice Period shall be deemed to have declined to increase its Commitment (any Lender declining to increase its Commitment a “Non Increasing Lender”) and the amount of such Lender’s Commitment shall be unaffected by such increase requested under this Section 2.05.

(c)        Notifications by Agent and the Company. The Administrative Agent shall notify the Company and each Lender of the Lenders’ responses to each request made hereunder. The Administrative Agent shall notify the Company and the Lenders of the name of each Augmenting Lender and the applicable Commitment of such Lender.

(d)        Effective Date and Allocations. If the Commitments are increased as provided in this Section, the Administrative Agent and the Company shall determine the effective date (“Increase Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify the Lenders of the final allocation of such increase and the Increase Effective Date.

(e)        Conditions to Effectiveness of Increase. As a condition precedent to such increase, the Company shall deliver to the Administrative Agent an opinion of counsel to the Borrowers addressed to each Lender and counsel to the Administrative Agent, and in form and content satisfactory to the Administrative Agent and substantially in the form issued in connection with this Agreement, together with a certificate dated as of the Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of Company (i) certifying and attaching the resolutions adopted by the Borrowers approving or consenting to such increase, (ii) certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.05, the representations and warranties contained in Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01, and (B) no Event of Default or Default exists, and (iii) attaching updated financial projections in form and substance satisfactory to the Lenders demonstrating that, before and after giving effect to such increase on a pro forma basis, the Company will be in compliance with the financial covenants in Section 7.10.

(f)         Commitment Adjustments. Each of the parties hereto agrees that the Administrative Agent may, in consultation with Company, take any and all actions as may be reasonably necessary to ensure that after giving effect to any increase in the Commitments pursuant to this Section, the outstanding Loans (if any) are held by the Lenders with Commitments in accordance with their new Applicable Percentages as shown on an updated Schedule 2.01 which will be attached to this Agreement. This may be accomplished at the discretion of the Administrative Agent, as applicable: (i) by requiring the outstanding Loans to be prepaid with the proceeds of the new Loans; (ii) by causing the Non Increasing Lenders to assign portions of their outstanding Loans to Increasing Lenders and Augmenting Lenders; (iii) by permitting the Loans outstanding at the time of any increase in the Commitment pursuant to this Section 2.05 to remain outstanding until the last days of the respective Interest Periods, therefor, even though the Lenders would hold such Loans other than in accordance with their new Applicable Percentages; or (iv) by any combination of the foregoing.

2.06          Interest.

(a)       Subject to the provisions of subsection (b) below, (i) each Libor Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Libor Rate for such Interest Period plus the Applicable Rate; and (ii) each ABR Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the ABR Rate plus the Applicable Rate.

(b)       (i)      If any amount of principal of any Loan is not paid when due, whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii)      If any amount (other than principal of any Loan) payable by any Borrower under any Loan Document is not paid when due, whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii)     Upon the request of the Required Lenders, while any Event of Default exists, the applicable Borrowers shall pay interest on the principal amount of their outstanding respective Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iv)    Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)       Interest on each Loan shall be due and payable by the Borrowers in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.07          Fees. In addition to certain fees described in subsections (i) and (j) of Section 2.03:

(a)        Commitment Fee. The Company shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage, a commitment fee in Dollars equal to the Applicable Rate for the “Unused Fee: Revolver” times the actual daily amount by which the Aggregate Commitments exceed the sum of (i) the Outstanding Amount of Loans plus (ii) the Outstanding Amount of L/C Obligations. The commitment fees shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last day of each March, June, September and December, or if the last day of such month is not a Business Day, on the next Business Day thereafter and on the last day of the Availability Period. The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(b)        Other Fees. The Company shall pay to the Arranger and the Administrative Agent for their own respective accounts, in Dollars, fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.08          Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate.

(a)        All computations of fees and interest on ABR Loans shall be calculated on the basis of a year of 365 days, or 366 days during a leap year, for the actual number of days elapsed. All computations of fees and interest on Libor Loans shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year), or, in the case of interest in respect of Loans denominated in Alternative Currency as which market practice differs from the foregoing, in accordance with such market practice. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.10(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b)        If, as a result of any restatement of or other adjustment to the financial statements of the Company, the Company or the Lenders determine that (i) the Leverage Ratio as calculated by the Company as of any applicable date was inaccurate and (ii) a proper calculation of the Leverage Ratio would have resulted in higher pricing for such period, each Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders or the L/C Issuer, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to any Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or the L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent, any Lender or the L/C Issuer, as the case may be, under Section 2.03(c)(iii), 2.03(i) or 2.06(b) or under Article VIII. The Borrowers’ obligations under this paragraph shall survive the termination of the Aggregate Commitments and the repayment of all other Obligations hereunder.

2.09          Evidence of Debt.

(a)        The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender to a Borrower made through the Administrative Agent, such Borrower shall execute and deliver to such Lender (through the Administrative Agent) a note or notes, which shall evidence such Lender’s Loans to such Borrower, as applicable, in addition to such accounts or records. Each Lender may attach schedules to a Note and endorse thereon the date, Type (if applicable), amount, currency and maturity of its Loans and payments with respect thereto.

(b)        In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.10          Payments Generally; Administrative Agent’s Clawback.

(a)        General. All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein and except with respect to principal of and interest on Loans denominated in Alternative Currency, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in Same Day Funds not later than 2:00 p.m. on the date specified herein. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder with respect to principal and interest on Loans denominated in an Alternative Currency shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Alternative Currency and in Same Day Funds not later than the Applicable Time specified by the Administrative Agent on the dates specified herein. Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the United States. If, for any reason, any Borrower is prohibited by any Law from making any required payment hereunder in Alternative Currency, such Borrower shall make such payment in Dollars in the Dollar Equivalent of the Alternative Currency payment amount. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent (i) after 2:00 p.m., in the case of payments in Dollars, or (ii) after the Applicable Time specified by the Administrative Agent in the case of payments in Alternative Currency, shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by any Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)        Funding by Lenders and Payments by Borrowers; Presumption by Administrative Agent.

(i)       Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Libor Loans (or, in the case of any Borrowing of ABR Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of ABR Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the Overnight Rate, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by such Borrower, the interest rate applicable to ABR Loans. If such Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to such Borrower the amount of such interest paid by such Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Revolving Loan included in such Borrowing. Any payment by such Borrower shall be without prejudice to any claim such Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii)      Unless the Administrative Agent shall have received notice from a Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuer, as the case may be, the amount due. In such event, if such Borrower has not in fact made such payment, then each of the Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.

A notice of the Administrative Agent to any Lender or the Company with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)        Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender to any Borrower as provided in the foregoing provisions of this Article II, and such funds are not made available to such Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)        Obligations of Lenders Several. The obligations of the Administrative Agent and the Lenders hereunder, including any obligations to make Loans, to fund participations in Letters of Credit and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.04(c).

(e)         Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.11          Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, or the participations in L/C Obligations held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that:

(i)       if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)      the provisions of this Section shall not be construed to apply to (x) any payment made by a Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations to any assignee or participant, other than to the Loan Parties or any Subsidiary thereof (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.12          Collateral Security. Subject to Section 6.12, the Obligations shall be secured by a perfected first priority security interest (subject only to Liens permitted by Section 7.01 entitled to priority under applicable law) in the following property of the Loan Parties, whether now owned or hereafter acquired, (i) all personal property of each Domestic Loan Party, (ii) all Equity Interests of all Domestic Subsidiaries of each Loan Party and all Equity Interests of each first-tier Foreign Subsidiary of each Domestic Loan Party; provided that, the Company shall not be required to pledge its Equity Interests in Allied Motion Canada Inc., Globe Inc. shall not be required to pledge its Equity Interests in Globe Motors de Mexico SA de CV, no Loan Party shall be required to pledge its Equity Interests in a Non-Material Subsidiary, and with respect to Foreign Subsidiaries, such equity pledge shall be limited to 65% of the capital stock of such Foreign Subsidiary to the extent the pledge secures Domestic Loan Party Obligations and a pledge of any greater percentage would result in material adverse tax consequences to any Loan Party (for the avoidance of doubt, to the extent the equity pledge of the Foreign Subsidiary secures Foreign Loan Party Obligations, such limitation shall not apply) and all proceeds and products of the property and assets described in (i) and (ii) above. In the event that Allied B.V. is no longer a first-tier Foreign Subsidiary of a Domestic Loan Party, then the Administrative Agent shall immediately terminate its security interest in the Equity Interests of Allied B.V. and deliver any certificates evidencing such Equity Interests to the Company for delivery to the Person owning the same.

2.13          Effect of Benchmark Transition Event.

(a)        Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, the Administrative Agent and the Company may amend this Agreement to replace LIBOR with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. (New York time) on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all Lenders and the Company so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. Any such amendment with respect to an Early Opt-in Election will become effective on the date that Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders accept such amendment. No replacement of LIBOR with a Benchmark Replacement pursuant to this Section 2.13 will occur prior to the applicable Benchmark Transition Start Date.

(b)        In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(c)        The Administrative Agent will promptly notify the Company and the Lenders of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date and Benchmark Transition Start Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes and (iv) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or Lenders pursuant to this Section 2.13 including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 2.13.

(d)        Upon the Company’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Company may revoke any request for a Libor Loan or, conversion to or continuation of Libor Loan to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Company will be deemed to have converted any such request into a request for a Loan of or conversion to ABR Loans. During any Benchmark Unavailability Period, the component of ABR based upon LIBOR will not be used in any determination of ABR.

2.14          Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)        Any payment of principal, interest or fees delivered to the Administrative Agent for the account of any Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) shall, for so long as such Defaulting Lender shall be a Defaulting Lender, be held by the Administrative Agent, and the Administrative Agent is hereby authorized and directed by all parties hereto to hold such funds in escrow and apply such funds as follows:

(i)       First, if applicable, to any payments due to the L/C Issuer pursuant to Section 2.03(c) of this Agreement or the Administrative Agent, in its capacity as Administrative Agent under Article IX of this Agreement; and

(ii)      Second, to Loans required to be made by such Defaulting Lender on any borrowing date to the extent such Defaulting Lender fails to make such Loans; and

(iii)     Third, to the payment of any amounts owing to the Borrowers, the Lenders, the L/C Issuer or the Administrative Agent as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the L/C Issuer or the Administrative Agent against such defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement;

(iv)     Fourth, to the payment of any amount due to the Borrowers under Section 2.10(b) of this Agreement; and

(v)      Fifth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Advances in respect of which such Defaulting Lender has not fully funded its appropriate shares and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans, and L/C Advances, owed to all Lenders that are not Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans or L/C Advances owed to such Defaulting Lender until such time as all Loans and funded and unfunded L/C Obligations are held by the Lenders pro rata in accordance with the Commitments. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owned by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.14 shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(b)        Notwithstanding the foregoing, upon the termination of the Commitments and the payment and performance of all of the Indebtedness and other obligations of the Borrowers under this Agreement (other than those owing to a Defaulting Lender), any funds then held in escrow by the Administrative Agent pursuant to the preceding sentence shall be distributed to each Defaulting Lender, pro rata in proportion to amounts that would be due to each Defaulting Lender but for the fact that it is a Defaulting Lender.

(c)        If the Company, the Administrative Agent and the L/C Issuer agree in writing that a Lender should no longer be deemed a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, take such actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held on a pro rata basis by Lenders in accordance with their Commitments, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the applicable Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

2.15          Commitment Termination and Reduction. (a) Unless previously terminated, the Commitment shall terminate on the Maturity Date.

(b)        The Company may, at any time by three (3) Business Days prior written notice from the Company to the Administrative Agent state the Company’s desire to reduce the Aggregate Commitments to any amount which is not less than the aggregate of the then outstanding principal amount of Loans and the face amount of outstanding undrawn Letters of Credit, if any. Any reductions of the Aggregate Commitments shall not be reinstated at any future date (except in accordance with the provisions of Section 2.05) and any partial reduction shall be in the amount of $2,500,000 and in incremental multiples of $500,000 thereafter. Two (2) Business Days after receipt of such reduction notice, the obligation of the Lenders to make Loans hereunder or purchase participations in Loans or Letters of Credit hereunder shall be limited to the Aggregate Commitments as reduced pursuant to said notice. Any such reduction of the Commitment shall be accompanied by payment of any applicable Breakage Fees.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01          Taxes.

(a)         Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i)       Any and all payments by or on account of any Obligation of the respective Borrowers hereunder or under any other Loan Document shall to the extent permitted by applicable Laws be made free and clear of and without reduction or withholding for any Taxes. If, however, applicable Laws require any Borrower or the Administrative Agent to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such Laws as determined by such Borrower or the Administrative Agent, as the case may be, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii)      If any Borrower or the Administrative Agent shall be required by the Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by such Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(iii)     If any Borrower or the Administrative Agent shall be required by any applicable Laws other than the Code to withhold or deduct any Taxes from any payment, then (A) such Borrower or the Administrative Agent, as required by such Laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) such Borrower or the Administrative Agent, to the extent required by such Laws, shall timely pay the full amount so withheld or deducted by it to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by such Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b)        Payment of Other Taxes by the Borrowers. Without limiting the provisions of subsection (a) above, each Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Laws.

(c)        Tax Indemnifications.

(i)       Without limiting the provisions of subsection (a) or (b) above, each Borrower shall, and does hereby, indemnify the Administrative Agent, each Lender and the L/C Issuer, and shall make payment in respect thereof within fifteen (15) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) withheld or deducted by such Borrower or the Administrative Agent or paid by the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Each Borrower shall also, and does hereby, indemnify the Administrative Agent, and shall make payment in respect thereof within ten (10) days after demand therefor, for any amount which a Lender or the L/C Issuer for any reason fails to pay indefeasibly to the Administrative Agent as required by clause (ii) of this subsection. A certificate as to the amount of any such payment or liability delivered to a Borrower by a Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error; provided that such certificate contains a reasonably detailed statement of the amounts then payable and the calculations thereof.

(ii)      Without limiting the provisions of subsection (a) or (b) above, each Lender and the L/C Issuer shall, and does hereby, indemnify on a several basis each Borrower and the Administrative Agent, and shall make payment in respect thereof within fifteen (15) days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities, penalties, interest and expenses (including the fees, charges and disbursements of any counsel for such Borrower or the Administrative Agent) incurred by or asserted against such Borrower or the Administrative Agent by any Governmental Authority as a result of the failure by such Lender or the L/C Issuer, as the case may be, to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Lender or the L/C Issuer, as the case may be, to such Borrower or the Administrative Agent pursuant to subsection (e). Each Lender and the L/C Issuer hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or the L/C Issuer, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii). The agreements in this clause (ii) shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender or the L/C Issuer, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all other Obligations.

(d)        Evidence of Payments. Upon request by a Borrower or the Administrative Agent, as the case may be, after any payment of Indemnified Taxes or Other Taxes by such Borrower or by the Administrative Agent to a Governmental Authority as provided in this Section 3.01, such Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to such Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to such Borrower or the Administrative Agent, as the case may be.

(e)        Status of Lenders; Tax Documentation.

(i)                Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Company and the Administrative Agent, at the time or times reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Company or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Company or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Company or the Administrative Agent as will enable the Company or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 3.01(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)               Without limiting the generality of the foregoing, in the event that a Borrower is a U.S. Person,

(A)         any Lender that is a U.S. Person shall deliver to the Company and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)         any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), whichever of the following is applicable:

(1)       in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)       executed originals of IRS Form W-8ECI;

(3)       in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit M-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of a Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN-E (or W-8BEN, as applicable); or

(4)       to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E (or W-8BEN, as applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit M-2 or Exhibit M-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit M-4 on behalf of each such direct and indirect partner;

(C)         any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed copies (or originals, as required) of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Company or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)         if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Company and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Company and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii)     Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Company and the Administrative Agent in writing of its legal inability to do so.

(iv)     For purposes of determining withholding Taxes imposed under FATCA, from and after the effective date of this Agreement, the Borrowers and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) the Loans as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

(f)         Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or the L/C Issuer, or have any obligation to pay to any Lender or the L/C Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or the L/C Issuer, as the case may be. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 3.01, it shall pay to such Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that each Loan Party, upon the request of the Recipient, agrees to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to such Loan Party pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Loan Party or any other Person.

(g)        Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender or the L/C Issuer, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

3.02          Illegality and Designated Lenders.

(a)         Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Libor Loans (whether denominated in Dollars or Alternative Currency), or to determine or charge interest rates based upon the Libor Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars or Alternative Currency in the applicable interbank market, then, on notice thereof by such Lender to the Company through the Administrative Agent, any obligation of such Lender to make or continue Libor Loans in the affected currency or currencies or, in the case of Libor Loans in Dollars, to convert ABR Loans to Libor Loans, shall be suspended until such Lender notifies the Administrative Agent and the Company that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the applicable Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable and such Loans are denominated in Dollars, convert all such Libor Loans of such Lender to ABR Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Libor Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Libor Loans. Upon any such prepayment or conversion, the applicable Borrower shall also pay accrued interest on the amount so prepaid or converted.

(b)        Designated Lenders. Each Lender at its option may make any Credit Extension to any Borrower by causing any domestic or foreign branch or Affiliate of such Lender (each a “Designated Lender”) to make such Credit Extension (and in the case of an Affiliate, the provisions of Sections 3.01 through 3.05 and 10.04 shall apply to such Affiliate to the same extent as to such Lender); provided that any exercise of such option shall not affect the obligation of the relevant Borrower to repay such Credit Extension in accordance with the terms of this Agreement; provided, however, if any Lender or any Designated Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Designated Lender to issue, make, maintain, fund or charge interest with respect to any Credit Extension to either Borrower who is organized under the laws of a jurisdiction other than the United States, a State thereof or the District of Columbia then, on notice thereof by such Lender to the Company through the Administrative Agent, and until such notice by such Lender is revoked, any obligation of such Lender to issue, make, maintain, fund or charge interest with respect to any such Credit Extension shall be suspended. Upon receipt of such notice, the Loan Parties shall take all reasonable actions requested by such Lender to mitigate or avoid such illegality.

3.03          Inability to Determine Rates. If the Required Lenders determine that for any reason in connection with any request for a Libor Loan or a conversion to or continuation thereof that (a) deposits (whether in Dollars or Alternative Currency) are not being offered to banks in the applicable offshore interbank market for such currency for the applicable amount and Interest Period of such Libor Loan, (b) adequate and reasonable means do not exist for determining the Libor Rate for any requested Interest Period with respect to a proposed Libor Loan (whether denominated in Dollars or an Alternative Currency), or (c) the Libor Rate for any requested Interest Period with respect to a proposed Libor Loan does not adequately and fairly reflect the cost to such Lenders of funding such Libor Loan, the Administrative Agent will promptly so notify the Company and each Lender. Thereafter, the obligation of the Lenders to make or maintain Libor Loans in the affected currency or currencies shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, either Borrower, as applicable, may revoke any pending request for a Borrowing of, conversion to or continuation of Libor Loans in the affected currency or currencies or, failing that, will be deemed to have converted such request into a request for a Borrowing of ABR Loans in the amount specified therein or to another type of loan at an alternate rate offered by the Administrative Agent. This Section 3.03 is subject in all respects to Section 2.13, and in the event of an inconsistency between this Section 3.03 and Section 2.13, Section 2.13 shall control.

3.04          Increased Costs; Reserves on Libor Loans.

(a)         Increased Costs Generally. If any Change in Law shall:

(i)       impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Libor Rate) or the L/C Issuer; or

(ii)      impose on any Lender or the L/C Issuer or the London interbank market any other condition affecting this Agreement or Libor Loans made by such Lender or any Letter of Credit or participation therein; or

(iii)     subject any Recipient to any Taxes (other than Excluded Taxes) on its loans, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making or maintaining any Libor Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer (whether of principal, interest or otherwise), then the applicable Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(iv)     If any Lender or the L/C Issuer determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy and liquidity, and provided such Change in Law has or would have a similar effect on Lender as a consequence of other similarly situated credits of Lender), then from time to time the applicable Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.

(v)      A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 3.04 shall be delivered to the Company and shall be conclusive absent manifest error. The applicable Borrower shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(vi)       Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation; provided that the applicable Borrower shall not be required to compensate a Lender or the L/C Issuer pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(b)               Capital Requirements. If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Company or the applicable Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.

(c)               Certificates for Reimbursement. A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Company shall be conclusive absent manifest error; provided that such certificate contains a reasonably detailed statement of the amounts then payable and the calculation thereof. The Company or the applicable Borrower shall pay to such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within 15 days after receipt thereof.

(d)               Delay in Requests. Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation.

(e)               Reserves on Eurocurrency Requirements. The applicable Borrower shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Libor Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith and in accordance with customary practice, which determination shall be conclusive), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Libor Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith and in accordance with customary practice, which determination shall be conclusive), which in each case shall be due and payable on each date on which interest is payable on such Loan, provided the Company shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest or costs from such Lender. If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest or costs shall be due and payable 10 days from receipt of such notice.

3.05          Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the applicable Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)               any continuation, conversion, payment or prepayment of any Loan other than a ABR Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)               any failure by any Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a ABR Loan on the date or in the amount notified by the Company or the applicable Borrower; or

(c)               any failure by any Borrower to make payment of any Loan or drawing under any Letter of Credit (or interest due thereon) denominated in an Alternative Currency on its scheduled due date or any payment thereof in a different currency;

including any loss of anticipated profits, any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract. The applicable Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by Borrowers to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Libor Loan made by it at the Libor Rate for such Loan by a matching deposit or other borrowing in the offshore interbank market for such currency for a comparable amount and for a comparable period, whether or not such Libor Loan was in fact so funded.

3.06          Survival. All of the Borrowers’ obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder, and resignation of the Administrative Agent.

ARTICLE IV

CONDITIONS PRECEDENT TO Credit Extensions

4.01          Conditions to this Agreement. The obligation of the L/C Issuer and each Lender to enter into this Agreement is subject to satisfaction of the following conditions precedent on or prior to the Closing Date:

(a)               The Administrative Agent’s receipt of the following, each properly executed by a Responsible Officer of the signing Loan Party, and each in form and substance satisfactory to the Administrative Agent and each of the Lenders:

(i)         executed counterparts of this Agreement, sufficient in number for distribution to the Administrative Agent, each Lender and the Company;

(ii)        executed copies of each of the Security Documents or reaffirmations thereof, sufficient in number for distribution to the Administrative Agent, each Lender and the Company;

(iii)       resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents or reaffirmations thereof to which such Loan Party is a party;

(iv)      such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing to the extent applicable and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(v)        evidence that all insurance required to be maintained by the Loan Parties pursuant to the Loan Documents has been obtained and is in effect;

(vi)       with respect to each Dutch Loan Party, an up to date extract from the Dutch Commercial Register (Handelsregister), of its deed of incorporation, its articles of association and an up to date copy of its shareholders register;

(vii)      an opinion of Bond Schoeneck & King, PLLC, United States counsel to the Loan Parties addressed to the Administrative Agent and each Lender, as to the matters concerning the Loan Parties and this Agreement as the Administrative Agent may reasonably request;

(viii)     the results of Uniform Commercial Code searches and other evidence satisfactory to the Administrative Agent that there are no Liens upon the Collateral, other than Liens permitted pursuant to Section 7.01 and otherwise in form and substance satisfactory to the Administrative Agent; and

(ix)       such other assurances, certificates, documents, consents or opinions as the Administrative Agent, the L/C Issuer or the Required Lenders reasonably may require.

(b)               Administrative Agent shall be satisfied that the Security Documents shall be effective to create in favor of the Administrative Agent a legal, valid and enforceable first (except for Liens permitted pursuant to Section 7.01 and entitled to priority under applicable law) security interest in and Lien upon the Collateral, along with, in form and substance satisfactory to the Lenders, evidence that all filings, recordings, deliveries of instruments and other actions necessary or desirable in the opinion of the Administrative Agent to protect and preserve such security interests shall have been duly effected;

(c)               Unless waived by the Administrative Agent, the Company shall have paid all fees, charges and disbursements of counsel to the Administrative Agent and the Syndication Agent, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings;

(d)               No event that has a Material Adverse Effect shall have occurred and be continuing;

(e)               The absence of any action, suit, investigation or proceeding pending or, to the knowledge of any Borrower, threatened in any court or before any arbitrator or governmental authority that could reasonably be expected to have a Material Adverse Effect;

(f)                Each Lender shall have obtained all applicable licenses, consents, permits and approvals as deemed necessary by such Lender in order to execute and perform the transactions contemplated by the Loan Documents;

(g)               The Administrative Agent shall have received from each of the Loan Parties documentation and other information required by regulatory authorities under applicable “Know Your Customer” and Anti-Money Laundering Laws, as defined in Section 5.26(iii); and

(h)               All fees required to be paid to the Lenders on or before the Closing Date pursuant to the Fee Letter shall have been paid.

Without limiting the generality of the provisions of the last paragraph of Section 9.03, (i) for purposes of determining compliance with the conditions specified in this Section, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto and (ii) in the event that Advance Funding Arrangements shall exist, the delivery by the Lender (x) of funds pursuant to such Advance Funding Arrangements (“Advance Funds”) and (y) its signature page to this Agreement shall constitute the request, consent and direction by such Lender to the Administrative Agent (unless expressly revoked by written notice from such Lender received by the Administrative Agent prior to the earlier to occur of funding or the Administrative Agent’s declaration that this Agreement is effective) to withdraw and release to the Borrowers on the Closing Date the applicable funds of such Lender to be applied to the funding of Loans by such Lender in accordance with Section 2.02 upon the Administrative Agent’s determination (made in accordance with and subject to the terms of this Agreement) that it has received all items expressly required to be delivered to it under this Section 4.01.

4.02          Conditions to all Loans. The obligation of each Lender to honor any Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Libor Loans) is subject to the following conditions precedent:

(a)               The representations and warranties of the Borrowers and each other Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01.

(b)               No Default or Event of Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c)               The Administrative Agent and, if applicable, the L/C Issuer shall have received a Request for Credit Extension in accordance with the requirements hereof.

(d)               In the case of a Credit Extension to be denominated in Alternative Currency, there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which in the reasonable opinion of the Administrative Agent, the Required Lenders (in the case of any Loans to be denominated in Alternative Currency) or the L/C Issuer (in the case of any Letter of Credit to be denominated in Alternative Currency) would make it impracticable for such Credit Extension to be denominated in the Alternative Currency.

(e)               There shall be no impediment, restriction, limitation or prohibition imposed under Law or by any Governmental Authority, as to the proposed financing under this Agreement or the repayment thereof or as to the rights created under the Loan Documents or as to the application of the proceeds of the realization of any such rights.

Each Request for Credit Extension submitted by the Company shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Each Borrower represents and warrants to the Administrative Agent and the Lenders that:

5.01          Existence, Qualification and Power. Each Loan Party and each Subsidiary thereof (a) is duly organized, incorporated or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect, and (d) except for the Company, is owned, directly or indirectly by the Company. No Subsidiary has any outstanding shares of any class of capital stock or other Equity Interests which has priority over any other class of capital stock or other Equity Interests of such Subsidiary as to dividends or distributions or in liquidation except as may be owned beneficially and of record by the Company or a Wholly-Owned Subsidiary. No Subsidiary is a party to, or otherwise subject to any legal, regulatory, contractual or other restriction (other than this Agreement and customary limitations imposed by corporate or limited liability company law or similar statutes) restricting the ability of such Subsidiary to pay dividends out of profits or make other distributions of profits to the Company or any of its other Subsidiaries that owns outstanding shares of capital stock or other Equity Interests of such Subsidiary.

5.02          Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organizational Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law.

5.03          Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document.

5.04          Binding Effect. This Agreement and each other Loan Document, has been duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as enforceability may be limited by applicable Debtor Relief Laws and laws affecting creditors’ rights generally.

5.05          Financial Statements; No Material Adverse Effect; No Internal Control Event.

(a)               The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Company and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Company and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(b)               The unaudited consolidated and consolidating balance sheets of the Company and its Subsidiaries dated September 30, 2019 and the related consolidated and consolidating statements of income or operations, consolidated shareholders’ equity and consolidated cash flows for the quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, and (ii) fairly present the financial condition of the Company and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby. Schedule 5.05 sets forth (i) all material Indebtedness, direct or contingent, of the Company and its consolidated Subsidiaries as of the date of this Agreement and the name of each lender thereof, and (ii) the Liens that relate to such Indebtedness and that encumber the property of the Loan Parties and their respective Subsidiaries.

(c)               Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(d)               The projections of the Company, copies of which were provided to the Administrative Agent, were prepared in good faith and in accordance with GAAP, are based on underlying assumptions which provide a reasonable basis for the projections contained therein and reflect the Loan Parties’ judgment based on present circumstances of the most likely set of conditions and course of action for the projected period.

5.06          Litigation. Except as set forth in Schedule 5.06, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Company after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Company or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) could reasonably be expected to have a Material Adverse Effect.

5.07          No Default. Neither any Loan Party nor any Subsidiary thereof is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08          Ownership of Property; Liens. Each of the Loan Parties and each Subsidiary has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The property of the Loan Parties and their Subsidiaries is subject to no Liens except for Permitted Liens. All leases necessary in any material respect for or conduct of the respective businesses of the Company and its Subsidiaries are valid and subsisting and are in full force and effect.

5.09          Environmental Matters. Except as set forth in Schedule 5.09 (a) the Loan Parties and their Subsidiaries are in compliance with all Environmental Laws, except to the extent that any such failure to comply (together with any resulting penalties, fines or forfeitures) have not had or will not have a Material Adverse Effect; (b) all licenses, permits, registrations or approvals required for the conduct of the business of the Loan Parties and any Subsidiary under any Environmental Law have been secured and the applicable Borrower, Guarantor or Subsidiary is in compliance therewith, except for such licenses, permits, registrations or approvals the failure to secure or to comply therewith has not had or will not have a Material Adverse Effect; (c) neither any Loan Party nor any Subsidiary has received notice, or otherwise knows, that it is in any respect in noncompliance with, breach of or default under any applicable writ, order, judgment, injunction, or decree to which such Loan Party or such Subsidiary is a party or that would affect the ability of such Loan Party or such Subsidiary to operate any of its property and no event has occurred and is continuing that, with the passage of time or the giving of notice or both, would constitute noncompliance, breach of or default thereunder; (d) there are no claims under any Environmental Laws (“Environmental Claim”) pending or to the knowledge of any Borrower, threatened which have had or are reasonably likely to have a Material Adverse Effect; and (e) there are no facts, circumstances, conditions or occurrences on any property now or at any time owned, leased or operated by any Loan Party or any Subsidiary or on any property adjacent to any such property that could reasonably be expected: (i) to form the basis of any Environmental Claim against any Loan Party or any Subsidiary or any property of any Loan Party or any Subsidiary; or (ii) to cause such property to be subject to any restrictions on the ownership, occupancy, use or transferability of such property under any Environmental Law, except in each such case, such Environmental Claims or restrictions that individually or in the aggregate have not had and will not have a Material Adverse Effect.

5.10          Insurance. The properties of the Loan Parties and their Subsidiaries are insured with financially sound and reputable insurance companies, in such amounts with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the applicable Loan Party or the applicable Subsidiary operates.

5.11          Taxes. Each Loan Party and its Subsidiaries have filed all Federal, state and other tax returns and reports required to be filed, and have paid all Federal, state and other taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against any Loan Party nor any Subsidiary that would, if made, have a Material Adverse Effect. Neither any Loan Party nor any Subsidiary thereof is party to any tax sharing agreement.

5.12          ERISA Compliance.

(a)               Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto or is using a pre-approved plan document entitled to rely on a favorable opinion letter issued by the IRS. To the best knowledge of the Company, nothing has occurred that would prevent, or cause the loss of, such qualification. The Company and each ERISA Affiliate have made all required contributions to each Plan, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b)               There are no pending or, to the best knowledge of the Company, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)               Except as disclosed in Schedule 5.12, (i) no ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Company nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA. The Borrowers represent and warrant that the Company is not and will not be using “plan assets” (within the meaning of C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Plans in connection with the Loans, the Letters of Credit or the Commitments.

5.13          Subsidiaries; Equity Interests. Except for Subsidiaries acquired after the date hereof and disclosed in writing by the Company to the Administrative Agent, no Loan Party has any Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by such Loan Party in the amounts specified on Part (a) of Schedule 5.13 free and clear of all Liens except for Permitted Liens. Except for investments that are part of the Company’s supplemental executive retirement plan or the Company’s deferred compensation plan, the Loan Parties have no equity investments in any other corporation or entity other than those specifically disclosed in Part (b) of Schedule 5.13. All of the outstanding Equity Interests in the Loan Parties have been validly issued and are fully paid and nonassessable.

5.14          Margin Regulations; Investment Company Act.

(a)               No Borrower is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(b)               No Borrower and no Person Controlling any Borrower, or any Subsidiary is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.15          Disclosure. The Borrowers have disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which they or any of their Subsidiaries is subject, and all other matters that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

5.16          Compliance with Laws. Each Loan Party and each Subsidiary thereof is in compliance with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.17          Taxpayer Identification Number; Other Identifying Information. The true and correct U.S. taxpayer identification number of the Company and each Domestic Subsidiary, as of the date of this Agreement, is set forth on Schedule 5.17. The true and correct unique identification number of each Foreign Loan Party has been issued by its jurisdiction of organization and the name of such jurisdiction, as of the date of this Agreement, are set forth on Schedule 5.17.

5.18          Intellectual Property; Licenses, Etc. Each Loan Party and its Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person. No slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Loan Party or any Subsidiary that is material for the purposes of the continued operation of their respective businesses infringes upon any rights held by any other Person. Set forth on Schedule 5.18 hereto is a complete list of all patents, trademarks and copyrights of the Loan Parties and their Subsidiaries as of the date of this Agreement. No claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Company, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.19          Perfection of Security Interest. Except as set forth on Schedule 5.19, all filings, assignments, pledges and deposits of documents or instruments have been made and all other actions have been taken that are necessary or advisable, under applicable law, to establish and perfect the Administrative Agent's first priority security interest in the Collateral. The Collateral and the Administrative Agent's rights with respect to the Collateral are not subject to any setoff, claims, withholdings or other defenses. The Company and each Guarantor is the owner of the Collateral free from any Lien, except for Liens permitted pursuant to Section 7.01.

5.20          Solvency. The Company and its Subsidiaries on a consolidated basis are Solvent.

5.21          Bank Accounts. Schedule 5.21 lists all banks and other financial institutions (other than HSBC Bank USA, National Association) at which each Loan Party and each of its Subsidiaries maintains deposits and/or other accounts, and such Schedule correctly identifies the name and address of each depository, the name in which the account is held, a description of the purpose of the account, and the complete account number.

5.22          Intentionally Omitted.

5.23          Representations as to Foreign Loan Parties. The Borrowers represent and warrant to the Administrative Agent and the Lenders that:

(a)               Each Foreign Loan Party is subject to civil and commercial Laws with respect to its obligations under the Loan Documents to which it is a party (collectively as to such Foreign Loan Party, the “Applicable Foreign Loan Party Documents”), and the execution, delivery and performance by such Foreign Loan Party of the Applicable Foreign Loan Party Documents constitute and will constitute private and commercial acts and not public or governmental acts. Neither such Foreign Loan Party nor any of its property has any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of the jurisdiction in which such Foreign Loan Party is organized and existing in respect of its obligations under the Applicable Foreign Loan Party Documents.

(b)               The Applicable Foreign Loan Party Documents are in proper legal form for the enforcement thereof against such Foreign Loan Party, and to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Foreign Loan Party Documents. It is not necessary to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Foreign Loan Party Documents that the Applicable Foreign Loan Party Documents be filed, registered or recorded with, or executed or notarized before, any court or other authority in the jurisdiction in which such Foreign Loan Party is organized and existing or that any registration charge or stamp or similar tax be paid on or in respect of the Applicable Foreign Loan Party Documents or any other document, except for (i) any such filing, registration, recording, execution or notarization as has been made or, in the case of any Security Documents which are governed by Dutch or Swedish law, will be made in accordance with the terms of those Security Documents or is not required to be made until the Applicable Foreign Loan Party Document or any other document is sought to be enforced and (ii) any charge or tax as has been, or in relation to Security Documents which are governed by Swedish law will be, timely paid.

(c)               There is no tax, levy, impost, duty, fee, assessment or other governmental charge, or any deduction or withholding, imposed by any Governmental Authority in or of the jurisdiction in which such Foreign Loan Party is organized and existing either (i) on or by virtue of the execution or delivery of the Applicable Foreign Loan Party Documents or (ii) on any payment to be made by such Foreign Loan Party pursuant to the Applicable Foreign Loan Party Documents.

(d)               The execution, delivery and performance of the Applicable Foreign Loan Party Documents executed by such Foreign Loan Party are, under applicable foreign exchange control regulations of the jurisdiction in which such Foreign Loan Party is organized and existing, not subject to any notification or authorization except such as have been made or obtained.

(e)               Each Security Document governed by Dutch law has been duly executed by a Dutch Loan Party and, where applicable, notarized and, where applicable, has been or will in accordance with the terms thereof be registered with the Dutch tax authorities and each appropriate register or authority in any jurisdiction in which any of the intellectual property in respect of which a Lien is created or purported to be created pursuant to those Security Documents is or can be registered.

(f)                No notice under Article 36 Tax Collection Act (Invorderingswet 1990) has been given by the Company or any of its Subsidiaries.

5.24          Outstanding Indebtedness. As of the close of business on the Closing Date, neither the Loan Parties nor any Subsidiary has outstanding any Indebtedness except as permitted by Section 7.03.

5.25          Absence of Financing Statements, Etc. Except with respect to Permitted Liens, there is no financing statement, security agreement, chattel mortgage, real estate mortgage or other document filed or recorded with any filing records, registry or other public office, that purports to cover, affect or give notice of any present or possible future Lien on, or security interest in, any assets or property of the Company or any of its Subsidiaries or any rights relating thereto.

5.26          Foreign Assets Control Regulations, Etc. (i) Neither the Company nor any Person Controlled by the Company is (a) a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by the OFAC (an “OFAC Listed Person”), (b) an agent, department, or instrumentality of, or is otherwise beneficially owned by, controlled by or acting on behalf of, directly or indirectly, (x) any OFAC Listed Person or (y) any Person, entity, organization, foreign country or regime that is subject to any OFAC sanctions program, or (c) otherwise blocked, subject to sanctions under or engaged in any activity in violation of other United States economic sanctions, including but not limited to, the Trading with the Enemy Act, the International Emergency Economic Powers Act, the Comprehensive Iran Sanctions, Accountability and Divestment Act (“CISADA”) or any similar law or regulation with respect to Iran or any other country, the Sudan Accountability and Divestment Act, any OFAC sanctions program, or any economic sanctions regulations administered and enforced by the United States or any enabling legislation or executive order relating to any of the foregoing (collectively, “U.S. Economic Sanctions”) (each OFAC Listed Person and each other Person, entity, organization and government of a country described in clause (a), clause (b) or clause (c), a “Blocked Person”). Neither the Company nor any Person Controlled by the Company has been notified that its name appears or may in the future appear on a state list of Persons that engage in investment or other commercial activities in Iran or any other country that is subject to U.S. Economic Sanctions.

(ii)       No part of the proceeds of the Loans constitutes or will constitute funds obtained on behalf of any Blocked Person or will otherwise be used by the Company or any Person Controlled by the Company, directly or indirectly, (a) in connection with any investment in, or any transactions or dealings with, any Blocked Person, or (b) otherwise in violation of U.S. Economic Sanctions.

(iii)      Neither the Company nor any Person Controlled by the Company (a) has been found in violation of, charged with, or convicted of, money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes under the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act), the USA PATRIOT Act or any other United States law or regulation governing such activities (collectively, “Anti-Money Laundering Laws”) or any U.S. Economic Sanctions violations, (b) to the Company’s actual knowledge after making due inquiry, is under investigation by any Governmental Authority for possible violation of Anti-Money Laundering Laws or any U.S. Economic Sanctions violations, (c) has been assessed civil penalties under any Anti-Money Laundering Laws or any U.S. Economic Sanctions, or (d) has had any of its funds seized or forfeited in an action under any Anti-Money Laundering Laws. The Company has established procedures and controls which it reasonably believes are adequate (and otherwise comply with applicable law) to ensure that the Company and each Person Controlled by the Company is and will continue to be in compliance with all applicable current and future Anti-Money Laundering Laws and U.S. Economic Sanctions.

(iv)         (a)     Neither the Company nor any Person Controlled by the Company (w) has been charged with, or convicted of bribery or any other anti-corruption related activity under any applicable law or regulation in a U.S. or any non-U.S. country or jurisdiction, including but not limited to, the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010 (collectively, “Anti-Corruption Laws”), (x) to the Company’s actual knowledge after making due inquiry, is under investigation by any U.S. or non-U.S. Governmental Authority for possible violation of Anti-Corruption Laws, (y) has been assessed civil or criminal penalties under any Anti-Corruption Laws or (z) has been or is the target of sanctions imposed by the United Nations or the European Union;

(b)     To the Company’s actual knowledge after making due inquiry, neither the Company nor any Person Controlled by the Company has, within the last five years, directly or indirectly offered, promised, given, paid or authorized the offer, promise, giving or payment of anything of value to a Governmental Official or a commercial counterparty for the purposes of: (x) influencing any act, decision or failure to act by such Governmental Official in his or her official capacity or such commercial counterparty, (y) inducing a Governmental Official to do or omit to do any act in violation of the Governmental Official’s lawful duty, or (z) inducing a Governmental Official or a commercial counterparty to use his or her influence with a government or instrumentality to affect any act or decision of such government or entity; in each case in order to obtain, retain or direct business or to otherwise secure an improper advantage in violation of any applicable law or regulation or which would cause any Lender to be in violation of any law or regulation applicable to such Lender; and

(c)     No part of the proceeds of the Loans will be used, directly or indirectly, for any improper payments, including bribes, to any Governmental Official or commercial counterparty in order to obtain, retain or direct business or obtain any improper advantage. The Company has established procedures and controls which it reasonably believes are adequate (and otherwise comply with applicable law) to ensure that the Company and each Person Controlled by the Company is and will continue to be in compliance with all applicable current and future Anti-Corruption Laws and Anti-Money Laundering Laws.

5.27          Sanctions Concerns and Anti-Corruption.

(a)           Sanctions Concerns. No Loan Party, nor any Subsidiary, nor, to the knowledge of the Borrowers and their Subsidiaries, any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity that is, or is owned or controlled by an individual or entity that is (i) currently the subject or target of any Sanctions, (ii) included on OFAC’s List of Specially Designated National, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by any other relevant sanctions authority or (iii) located, organized or resident in a Designated Jurisdiction.

(b)           Corruption. None of the Loan Parties, nor any of their Subsidiaries or, to the knowledge of the Borrowers, any director, officer, agent, employee, Affiliate or other Person acting on behalf of the Loan Parties or any of their Subsidiaries is aware or has taken any action, directly or indirectly, that would result in a violation by such Persons of any applicable anti-bribery law or anti-corruption law, including, but not limited to, the United Kingdom Bribery Act 2010 (the “UK Bribery Act”) and the U.S. Foreign Corrupt Practices Act of 1997 (the “FCPA”). Furthermore, the Loan Parties and their respective Subsidiaries and, to the knowledge of the Borrowers, their Affiliates, have conducted their business in compliance with the UK Bribery Act, the FCPA and similar laws, rules or regulations (including other applicable anti-corruption laws) and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

(c)           Export Controls. The Loan Parties and their respective Subsidiaries are in compliance in all material respects with all relevant export, re-export and import laws applicable to such Loan Parties or such Subsidiaries, as the case may be. None of the Loan Parties or any of their Subsidiaries have shipped or provided any item for delivery to, and are not currently providing any services in or to, a country, entity or individual in violation of any applicable export or re-export laws, including, without limitation, such laws and regulations promulgated or enforced by the United States Department of Treasury, United States Department of Commerce, or United States Department of State, and are not currently providing any services, to a country or an individual in violation of any export or re-export laws.

5.28          EEA Financial Institution. Neither any Borrower nor any Guarantor is an EEA Financial Institution.

5.29          Beneficial Ownership Certification. The information included in the Beneficial Ownership Certification, if applicable, is true and correct in all respects.

ARTICLE VI

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Borrowers shall, and shall cause each other Loan Party and each Subsidiary to:

6.01          Financial Statements. Deliver to the Administrative Agent, in form and detail satisfactory to the Administrative Agent and the Lenders:

(a)               as soon as available, but in any event within 120 days after the end of each fiscal year of the Company and its Subsidiaries, a consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, consolidated statements of shareholders’ equity and consolidated statement of cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by a report and opinion of a certified public accounting firm acceptable to the Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards in the United States and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit or with respect to the absence of any material misstatement and such consolidating statements to be certified by a Responsible Officer of the Company;

(b)               as soon as available, but in any event within 45 days after the end of each of the first three (3) fiscal quarters of each fiscal year of the Company and its Subsidiaries, a consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, consolidated statement of shareholders’ equity and consolidated statement of cash flows for such fiscal quarter and for the portion of the Company’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Company as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Company and its Subsidiaries in accordance with GAAP;

(c)               as soon as available, but in any event within 60 days after the end of each of the Company’s fiscal years, projections for the next succeeding fiscal year, on a consolidated basis, on a quarterly basis, including a balance sheet as at the end of each relevant period and income statements and statements of cash flows for each relevant period and for the period commencing at the beginning of the fiscal year and ending on the last day of such relevant period, all in form and substance satisfactory to the Administrative Agent; and

(d)               promptly upon transmission thereof, copies of all such financial statements, proxy statements, notices and reports as it shall send to its public stockholders and copies of all registration statements (without exhibits) and all reports which it files with the Securities and Exchange Commission (or any governmental body or agency succeeding to the functions of the Securities and Exchange Commission).

6.02          Certificates; Other Information. Deliver to the Administrative Agent, in form and detail satisfactory to the Administrative Agent and the Lenders:

(a)               concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the Company;

(b)               promptly upon receipt thereof, copies of any detailed audit reports, management letters or recommendations submitted to the Company or any Subsidiary by independent accountants in connection with the accounts or books of the Company or any Subsidiary, or any audit of any of them;

(c)               within ten days following the date on which the Company’s auditors resign or the Company elects to change auditors, as the case may be, notification thereof, together with such supporting information as the Administrative Agent or any Lender may reasonably request;

(d)               together with each delivery of financial statements required by Section 6.01(a) above, the Company will deliver to the Administrative Agent and each Lender a certificate of such accountants stating that, in making the audit necessary for their report on such financial statements, they have obtained no knowledge of any Event of Default, or, if they have obtained knowledge of any Event of Default or Default, specifying the nature and period of existence thereof;

(e)               promptly following any request therefor, provide information and documentation reasonably requested by the Administrative Agent for purpose of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, USA Patriot Act (Title III of Pub. L. 107 56) and the Beneficial Ownership Regulation; and

(f)               promptly, such additional information regarding the business, financial or corporate affairs of the Loan Parties or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.

Each Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arranger will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of such Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on DebtDomain or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to any of the Borrowers or their respective Affiliates, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Each Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrowers shall be deemed to have authorized the Administrative Agent, the Arranger, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrowers or their respective securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”.

6.03          Notices. Promptly notify the Administrative Agent of:

(a)               the occurrence of any Default;

(b)               any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of any Loan Party or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between any Loan Party or any Subsidiary and any Governmental Authority that would reasonably be expected to have a Material Adverse Effect; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting any Loan Party or any Subsidiary, including pursuant to any applicable Environmental Laws, in each case that would reasonably be expected to have a Material Adverse Effect;

(c)               the occurrence of any ERISA Event; and

(d)               any material change in accounting policies or financial reporting practices by any Loan Party or any Subsidiary.

Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of the Company setting forth details of the occurrence referred to therein and stating what action the applicable Loan Party has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04          Payment of Obligations. Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the applicable Borrower or Subsidiary; (b) lawful claims which, if unpaid, would by law become a Lien upon its property; and (c) Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

6.05          Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence, if applicable, and good standing under the Laws of the jurisdiction of its organization; (b) take all action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

6.06          Maintenance of Properties. (a) Maintain, preserve and protect all of its properties and assets necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities.

6.07          Maintenance of Insurance. Maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons and providing for not less than 30 days’ prior notice to the Administrative Agent of termination, lapse or cancellation of such insurance.

6.08          Compliance with Laws, Organizational Documents and Contractual Obligations.

(a)               Comply with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (i) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (ii) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect; and

(b)               Comply with all Organizational Documents and, except where the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect, all Contractual Obligations.

6.09          Books and Records. (a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Loan Parties or such Subsidiaries, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Company or such Subsidiary, as the case may be.

6.10          Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and each Lender, during normal business hours, to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Company as often as may be reasonably desired; provided that the Administrative Agent and the Lenders shall use reasonable efforts not to disrupt the business operations of any of the Loan Parties.

6.11          Use of Proceeds. Use the proceeds of the Credit Extensions for general corporate purposes, including working capital, capital expenditures and other lawful corporate purposes.

6.12          Additional Guarantors and Pledgors. Notify the Administrative Agent at the time that any Person becomes a Subsidiary (other than a Non-Material Subsidiary) or any Subsidiary that was a Non-Material Subsidiary ceases to be a Non-Material Subsidiary and promptly thereafter (and in any event within 30 days in the case of a new Subsidiary that is not a Non-Material Subsidiary, and 45 days after the end of the quarter during which a Non-Material Subsidiary ceases to be a Non-Material Subsidiary), (a) cause such Person to (i) guaranty all Obligations (or, if such Person is a first-tier Foreign Subsidiary of Allied B.V. and (A) executing a Guaranty would result in a materially adverse tax consequence to the Loan Parties, all Foreign Loan Party Obligations or (B) if the Company determines in good faith that a guaranty of all Obligations or all Foreign Obligations by any such Foreign Subsidiary would not be advisable due to local solvency or similar restrictions, all Obligations of Allied B.V.), by executing and delivering to the Administrative Agent a Guaranty or such other document as the Administrative Agent shall deem appropriate for such purpose and (ii) secure all of its Obligations as described in, but only to the extent required by, Section 2.12 by providing the Administrative Agent with a first priority perfected security interest (subject only to Liens permitted by Section 7.01 entitled to priority under applicable law) on its assets and by executing a security agreement and such other documents as the Administrative Agent shall deem appropriate for such purpose, (b) if such Subsidiary is a Domestic Subsidiary or a first-tier Foreign Subsidiary of a Domestic Loan Party, the parent entity of such Person shall pledge the equity of such Subsidiary as security for the Obligations; provided that, such equity pledge shall be limited to 65% of the capital stock of such Foreign Subsidiary to the extent the pledge secures Domestic Loan Party Obligations and a pledge of any greater percentage would result in material adverse tax consequences to any Loan Party, and (c) deliver to the Administrative Agent documents of the types referred to in clauses (iii) and (iv) of Section 4.01(a) and opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clauses (a) and (b)), all in form, content and scope reasonably satisfactory to the Administrative Agent.

6.13          Operating Accounts. Maintain its primary operating account with HSBC Bank.

ARTICLE VII

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Loan Parties shall not, nor shall they permit any Subsidiary to, directly or indirectly:

7.01          Liens. Create, incur, assume or suffer to exist any Lien upon any of their property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a)              Liens created pursuant to any Loan Document;

(b)              Liens listed on Schedule 7.01;

(c)              Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d)              Liens against a Loan Party or any Subsidiary arising in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money or other Indebtedness), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof; easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(e)              Any security interest or set-off arrangements entered into by the Company or any of its Subsidiaries in the ordinary course of its banking arrangements which arise under clauses 24 or 25 (or corresponding provisions if amended) respectively of the general terms and conditions (algemene bankvoorwaarden) of any member of the Dutch Bankers’ Association (Nederlandse Vereniging van Banken) or customary title retention arising in connection with the purchase of goods in the ordinary course of business;

(f)               Purported Liens evidenced by the filing of precautionary Uniform Commercial Code financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;

(g)              Any security interest in a capital or fixed asset that secures Indebtedness incurred for the purpose of acquiring such asset and which is permitted by Section 7.03(e);

(h)              Intentionally omitted;

(i)               Liens on (i) assets of Allied Motion (Changzhou) Motors Co. Ltd. and/or Allied Motion (Changzhou) Trading Co., Ltd. to secure the Indebtedness permitted pursuant to Section 7.03(h) (the “Allied China Loans”) or (ii) cash of the Company to secure the Allied China Loans; provided that such cash is in an amount not to exceed 105% of the outstanding balance of the Allied China Loans and such Liens are released within ninety (90) days of the date of this Agreement; and

(j)               Liens on assets to secure Indebtedness permitted pursuant to Section 7.03(i).

7.02          Investments. Make any Investments, except:

(a)               Investments held by the Loan Parties in the form of cash equivalents or short-term marketable debt securities;

(b)               Investments of the Loan Parties and/or their Subsidiaries listed on Schedule 5.13;

(c)               Advances to officers, directors and employees of the Loan Parties and their Subsidiaries in an aggregate amount not to exceed $100,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;

(d)              Investments that are part of the Company’s supplemental executive compensation plan or the Company’s deferred compensation plan;

(e)               Any acquisition by Loan Parties and/or any of their Subsidiaries of all or substantially all of the assets or Equity Interests of any other Person (the “Target”) in the same or a similar line of business, or assets constituting all or substantially all of a division or product line of a Target in the same or a similar line of business, so long as (i) the consideration for such acquisition does not exceed 1.5 times the pro forma consolidated EBITDA of the Borrowers and their Subsidiaries on a trailing twelve-month basis after giving effect to such acquisition, (ii) the Target, if any, becomes a Loan Party if required by Section 6.12 of this Agreement and (iii) the Borrowers deliver to the Administrative Agent and the Lenders in form and content satisfactory to the Administrative Agent (“Acquisition Certificate”) indicating that (A) immediately prior to contracting for or consummating such acquisition and after giving effect to such acquisition, there does not exist, and there does not occur as a direct or indirect result of the consummation of such acquisition, any Event of Default or Default, (B) each of the Borrowers is in compliance with the financial covenants set forth in Section 7.10 of this Agreement on a pro-forma basis as of the last fiscal quarter of the Borrowers most recently ended for which financial statements are then available or required to be delivered under Section 6.01 of this Agreement assuming the acquisition had been consummated on the first day of the Reference Period ending on the last day of such fiscal quarter, and the Borrowers demonstrate based on pro-forma projections covering the four fiscal quarters of the Borrowers following the date of such Acquisition Certificate that Borrowers will be in compliance with the financial covenants set forth in Section 7.10 of this Agreement upon and after consummation of such acquisition, (C) such acquisition is being completed on a non-hostile basis without opposition from the board of directors, managers or equity owners of the Target, (D) with respect to any assets or Equity Interests of any Person acquired directly or indirectly pursuant to any such acquisition, there are no Liens thereon other than Permitted Liens and (E) the aggregate consideration paid by the Loan Parties and their subsidiaries in connection with all such acquisitions during the term of this Agreement does not exceed $250,000,000 (which certificate shall be accompanied by a true, correct and complete copy of the applicable purchase agreement and related schedules and such other documentation as the Administrative Agent may reasonably request, each a “Permitted Acquisition”); and

(f)               Subject to the terms of Section 6.12, the Company may form a new Subsidiary to hold the Equity Interests of Allied B.V.; provided that such Subsidiary is a Loan Party or becomes a Loan Party pursuant to Section 6.12.

7.03          Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a)               Indebtedness under the Loan Documents;

(b)               Indebtedness outstanding listed on Schedule 7.03 and any refinancing, refundings, renewals or extensions thereof so long as the principal amount of such Indebtedness is not increased;

(c)               Any obligations (contingent or otherwise) of the Company or any Subsidiary existing or arising under any Swap Contract; provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view;” and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(d)               Any Indebtedness owing by one Loan Party or Subsidiary to another Loan Party;

(e)               Any Indebtedness incurred by a Loan Party or any Subsidiary to finance the acquisition, construction or improvement of a capital or fixed asset that constitutes a capital expenditure permitted by this Agreement;

(f)                Any Indebtedness (i) that arises from a change in the classification of an operating lease to a Capital Lease Obligation resulting from a change in GAAP, or (ii) with respect to any operating lease that would not have constituted Indebtedness under the Pre-Change Lease Accounting;

(g)               Intentionally omitted;

(h)              Indebtedness of Allied Motion (Changzhou) Motors Co. Ltd. and/or Allied Motion (Changzhou) Trading Co., Ltd. in an aggregate in an amount not to exceed $12,500,000 or the Alternative Currency Equivalent thereof and any guaranty by the Company of such Indebtedness;

(i)                Bank guarantees or letters of credit issued by one or more Lenders for the account of a Foreign Subsidiary of a Loan Party in an aggregate amount not to exceed $12,500,000 at any one time; and

(j)               Other Indebtedness in an amount not to exceed $12,500,000 at any time outstanding.

7.04          Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

(a)               any Subsidiary or Loan Party may merge with (i) a Loan Party; provided that a Loan Party shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries; provided that (A) when any Loan Party is merging with another Subsidiary, the Loan Party shall be the continuing or surviving Person or the surviving Person shall become a Loan Party pursuant to Section 6.12, (B) when any Subsidiary or Loan Party is merging with a Borrower, such Borrower shall be the continuing or surviving Person and (C) when any Foreign Loan Party is merging with a Domestic Loan Party, the Domestic Loan Party shall be the continuing or surviving Person;

(b)               any Subsidiary or other Loan Party may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to a Loan Party or to another Subsidiary; provided that (i) if the transferor in such a transaction is a Loan Party, then the transferee must either be a Loan Party or become a Loan Party and (ii) if the transferor is a Domestic Loan Party, then the transferee must be a Domestic Loan Party.

7.05          Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except:

(a)               Dispositions of obsolete or worn out property in the ordinary course of business;

(b)               Dispositions of inventory in the ordinary course of business;

(c)               Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(d)               Dispositions of property by any Subsidiary to a Loan Party, or by one Loan Party to another Loan Party;

(e)               Dispositions permitted by Section 7.04; and

(f)                Dispositions of property not used or useful in the business of the Company or any of its Subsidiaries.

7.06          Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by the Company and its Subsidiaries on the Closing Date or any business substantially related or incidental thereto.

7.07          Transactions with Affiliates. Except as described in Schedule 7.07, enter into any transaction of any kind with any Affiliate of the Company, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the applicable Loan Party or such Subsidiary as would be obtainable by the applicable Loan Party or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate,

7.08          Burdensome Agreements. Except as set forth on Schedule 7.08, enter into any Contractual Obligation (other than this Agreement or any other Loan Document) that limits the ability (a) of any Subsidiary to make Restricted Payments to the Company or any other Loan Party or to otherwise transfer property to the Company or any other Loan Party, (b) of any Subsidiary to Guaranty the Indebtedness of the Company or any other Loan Party or (c) of the Loan Party or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person, except for a customary restriction on granting a Lien on property that is imposed under the documents pursuant to which a Loan Party financed such property; provided that such Indebtedness is permitted under Section 7.03 hereof.

7.09          Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

7.10          Financial Covenants.

(a)               Minimum Interest Coverage Ratio. Permit the Interest Coverage Ratio, as at the end of any fiscal quarter to be less than 3.0:1.0 as of the end of any fiscal quarter.

(b)               Leverage Ratio.

     (i)       Subject to subsection (ii) below, permit the Leverage Ratio as of the end of any fiscal quarter to be greater than 3.50 to 1.00.

     (ii)      If no Default or Event of Default exists, the Company may elect, upon written notice to the Administrative Agent, prior to closing a Material Acquisition or not more than thirty (30) days after closing a Material Acquisition, which election may not be exercised more than two (2) times during the term of this Agreement, to increase the maximum Leverage Ratio to 4.0 to 1.0 (a “Leverage Increase”) during the fiscal quarter in which such Material Acquisition took place and (A) for the next succeeding three (3) fiscal quarters or (B) if such Material Acquisition occurs within the last forty-five (45) days of any fiscal quarter, then for the next succeeding four (4) fiscal quarters.

(c)               Consolidated Total Assets. Permit as of the end of any fiscal quarter Non-Material Subsidiaries that are not Loan Parties to have an aggregate of over fifteen percent (15%) of Consolidated Total Assets.

7.11          Modifications of Certain Documents. Consent to any amendment or modification of or supplement to any of the provisions of any documents or agreements evidencing or governing any other Indebtedness set forth on Schedule 7.03 in such manner as would be have a material adverse impact on the interests of the Lenders.

7.12          Sale-Leaseback Transactions. Directly or indirectly enter into any arrangements with any Person whereby such Person shall sell or transfer (or request another Person to purchase) any property, real, personal or mixed, having a value in excess of $5,000,000, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property from any Person.

7.13          Restricted Payments. Make any Restricted Payments if any Default or Event of Default exists or would result therefrom, other than payments of dividends or similar distributions to the Company or a Subsidiary.

7.14          Fiscal Year. Change its fiscal year or fiscal quarter accounting periods from those in effect for the fiscal year ended December 31, 2019.

7.15          Terrorism Sanctions Regulations. Permit the Company, or any Person Controlled by the Company to, (i) become (including by virtue of being owned or controlled by a Blocked Person), own or control a Blocked Person or any Person that is the target of sanctions imposed by the United Nations or by the European Union, or (ii) directly or indirectly have any investment or engage in any dealing or transaction (including, without limitation, any investment, dealing or transaction involving the proceeds of the Loans) with any Person if such investment, dealing or transaction (a) would cause any Lender to be in violation of any law or regulation applicable to such Lender, or (b) is prohibited by or subject to sanctions under any U.S. Economic Sanctions, or (iii) engage, or permit any Affiliate of either to engage, in any activity that could subject such Person or any Lender to sanctions under CISADA or any similar law or regulation with respect to Iran or any other country that is subject to U.S. Economic Sanctions.

7.16          Sanctions. Directly or indirectly use any Credit Extension, or the proceeds of any Credit Extension, or lend, contribute or otherwise make available such Credit Extension or the proceeds of any Credit Extension to any Person, to fund any activities of or business with any Person, or in any Designated Jurisdiction, that, at the time of such funding is the subject of Sanctions, or in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as Lender, Arranger, Administrative Agent, L/C Issuer or otherwise) of Sanctions.

7.17          Anti-Corruption Laws. Directly or indirectly, use any Credit Extension or the proceeds of any Credit Extension for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other Anti-Corruption Laws or Anti-Money Laundering Laws, or any other applicable anti-bribery law.

7.18          Export Controls. Directly or indirectly, use the proceeds of any Credit Extension or any Letter of Credit, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, for the purpose of facilitating the activities of any Person, or in any country or territory, in violation of the applicable requirements of the U.S. Export Administration Regulations, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Agency.

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

8.01          Events of Default. Any of the following shall constitute an “Event of Default”:

(a)               Non-Payment. Any Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, and in the currency required hereunder, any amount of principal of any Loan or any L/C Obligation, or (ii) within three (3) days of when and as required to be paid herein, and in the currency required hereto, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or any other amount payable hereunder or under any other Loan Document or any other Obligations or Indebtedness owed to any Lender; or

(b)               Specific Covenants. Any Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.01, 6.02, 6.03, 6.05, 6.07, 6.10, 6.11, 6.12 or 6.13 or Article VII; or

(c)               Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days; or

(d)               Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e)               Cross-Default. (i) Any Loan Party or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any (x) Indebtedness or Guaranty (other than Indebtedness hereunder and or other Obligations having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount (any such Indebtedness or Guaranty, “Material Indebtedness”), or (y) Material Rental Obligation, (B) fails to observe or perform any other agreement or condition relating to any such Material Indebtedness, or Material Rental Obligation or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to (x) cause, or to permit the holder or holders of such Material Indebtedness or the beneficiary or beneficiaries of such Material Rental Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause such Material Indebtedness or Material Rental Obligation to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Material Indebtedness to be made, prior to its stated maturity, to become payable or Cash Collateral in respect thereof to be demanded or (y) cause or permit the lease with respect to any Material Rental Obligation of any Borrower or any of its Subsidiaries to be terminated for default of a Loan Party prior to its scheduled expiration date; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract or, if not so defined, any similar event under such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which any Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract or, if not so defined, any similar term in such Swap Contract) or (B) any Termination Event (as so defined or, if not so defined, any similar event under such Swap Contract) under such Swap Contract as to which any Borrower or any Subsidiary is an Affected Party (as defined in such Swap Contract or, if not so defined, any similar term in such Swap Contract) and, in either event, the Swap Termination Value owed by any Borrower or such Subsidiary as a result thereof is greater than the Threshold Amount; or

(f)                Insolvency Proceedings, Etc. Any Loan Party or any of its Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, trustee in bankruptcy, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, trustee in bankruptcy, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g)               Inability to Pay Debts; Attachment. (i) Any Borrower or any Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

(h)               Judgments. There is entered against any Borrower or any Subsidiary (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding the Threshold Amount, provided that any such judgments and orders that are covered by insurance (after payment of a deducible incurred in the ordinary course of business) or fully indemnifiable by a third party shall not be taken into account, or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 45 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i)                ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Company under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Company or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j)                 Invalidity of Loan Documents. Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document or it becomes unlawful for a Loan Party to perform any material obligation thereunder; or

(k)               Change of Control. There occurs any Change of Control; or

(l)                Invalidity of Liens. Any of the following shall occur: (i) the Liens created hereunder or under the other Loan Documents shall at any time cease to constitute valid and perfected Liens on any Collateral which is intended to be covered thereby other than with the consent, in writing, of the Administrative Agent or with respect to any asset that is the subject of a Permitted Disposition; (ii) any Loan Document shall for whatever reason be terminated, or shall cease to be in full force and effect other than with the consent, in writing, of the Administrative Agent or otherwise in accordance with its terms; or (iii) the enforceability of any Loan Document shall be contested by any Loan Party or any of its Subsidiaries; or

(m)             Tax Status. A notice under Article 36 Tax Collection Act (Invorderingswet 1990) has been given by the Company or any of its Subsidiaries.

8.02          Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the direction of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a)               declare the commitment of each Lender to make Revolving Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b)               declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers;

(c)               require that the applicable Borrower Cash Collateralize the L/C Obligations (in an amount equal to 103% of the then Outstanding Amount thereof); and

(d)               exercise on behalf of itself, the Lenders and the L/C Issuer all rights and remedies available to it, the Lenders and the L/C Issuer under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to any Borrower under any Debtor Relief Law, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the applicable Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender. In the absence of such direction or consent of the Required Lenders, the Administrative Agent shall (but shall not be obligated to) take such action or refrain from taking such action with respect to an Event of Default as it shall deem advisable and in the best interest of the Lenders and the L/C Issuer and solely to the extent permitted hereunder or pursuant to the other Loan Documents. Upon receipt by the Administrative Agent of a direction by the Required Lenders, the Administrative Agent shall seek to enforce the Security Documents and to realize upon the Collateral in accordance with such direction; provided, however, that the Administrative Agent shall not be obligated to follow any direction by Required Lenders if Administrative Agent reasonably determines that such direction is in conflict with any provisions of any applicable law or any Security Document and the Administrative Agent shall not, under any circumstance be liable to any Lenders or the L/C Issuer for following the direction of the Required Lenders. At all times, if the Administrative Agent acting at the direction of the Required Lenders advises the Lenders that it wishes to proceed in good faith with respect to any enforcement action, each of the Lenders will cooperate in good faith with respect to such enforcement action and will not unreasonably delay the enforcement of the Security Documents.

8.03          Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuer (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuer and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Obligations, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting (i) Bank Product Obligations (other than obligations under and in respect of lease financing or related services) and (ii) unpaid principal of the Loans and L/C Borrowings, ratably among the Lenders, the Hedge Banks (and the other providers of Bank Product Obligations) in respect of Bank Product Obligations and the L/C Issuer in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit;

Sixth, to all other Obligations; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Company or as otherwise required by Law.

Subject to Section 2.03(g), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE IX

ADMINISTRATIVE AGENT

9.01          Appointment and Authority.

(a)               Each of the Lenders and the L/C Issuer hereby irrevocably appoints HSBC Bank to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto, and each of the Lenders and the L/C Issuer irrevocably authorizes the Administrative Agent, on its behalf, to enter into and deliver each Security Document. The provisions of this Article IX are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and no Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions. Each of the Lenders and the L/C Issuer authorize the Administrative Agent to accept the parallel debt provisions as included in each of the Loan Documents governed by Dutch law.

(b)               In its capacity, the Administrative Agent is a “representative” of the Credit Parties within the meaning of the term “secured party” as defined in the UCC. Each Lender confirms its authority for the Administrative Agent entering into each of the Security Documents to which it is a party and to take all action contemplated by such documents. Each Lender agrees that no Credit Party (other than the Administrative Agent) shall have the right individually to seek to realize upon the security granted by any Security Document, it being understood and agreed that such rights and remedies may be exercised solely by the Administrative Agent for the benefit of the Credit Parties upon the terms of the Security Documents. In the event that any Collateral is hereafter pledged by any Person as collateral security for the Secured Obligations, the Administrative Agent is hereby authorized, and hereby granted a power of attorney, to execute and deliver on behalf of the Credit Parties any Loan Documents necessary or appropriate to grant and perfect a Lien on such Collateral in favor of the Administrative Agent on behalf of the Credit Parties. The Lenders hereby authorize the Administrative Agent, at its option and in its discretion, to release any Lien granted to or held by the Administrative Agent upon any Collateral (i) as described in Section 10.01; (ii) as permitted by, but only in accordance with, the terms of the applicable Loan Document; or (iii) if approved, authorized or ratified in writing by the Required Lenders, unless such release is required to be approved by all of the Lenders hereunder. Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral pursuant hereto. Upon any sale or transfer of assets constituting Collateral which is permitted pursuant to the terms of any Loan Document, or consented to in writing by the Required Lenders or all of the Lenders, as applicable, and upon at least five (5) Business Days’ prior written request by the Company to the Administrative Agent, the Administrative Agent shall (and is hereby irrevocably authorized by the Lenders to) (a) execute such documents as may be necessary to evidence the release of the Liens granted to the Administrative Agent for the benefit of the Credit Parties on the Collateral that was sold or transferred or (b) release any Guaranty provided by any Subsidiary if the assets sold or transferred constitute all of the Equity Interests directly or indirectly owned by the Company in such Subsidiary; provided, however, that (i) the Administrative Agent shall not be required to execute any such document on terms which, in the Administrative Agent’s opinion, would expose the Administrative Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Secured Obligations or any Liens upon (or obligations of any Borrower or any Subsidiary in respect of) all interests retained by any Borrower or any Subsidiary, including (without limitation) the proceeds of the sale, all of which shall continue to constitute part of the Collateral.

(c)                        (i)          Subject to the terms of this Agreement, the Administrative Agent shall have the right to administer and enforce this Agreement on behalf of the Credit Parties, and the other Security Documents to which it is a party and to foreclose upon, collect and dispose of the Collateral and to apply the proceeds therefrom, for the benefit of the Credit Parties, as provided in this Agreement, and otherwise to perform its duties and obligations as the representative of the Credit Parties thereunder in accordance with the terms hereof. The Administrative Agent shall have no duties or responsibilities except those expressly set forth in the Security Documents to which it is a party as Administrative Agent, and no implied covenants or obligations shall be read into any such Security Documents against the Administrative Agent, and its duties thereunder shall be administrative in nature only, whether or not a default has occurred and is continuing.

(ii)         The Administrative Agent shall not be responsible to the other Credit Parties for (A) the performance or observance by any Borrower or any of the Credit Parties (other than as to itself) of any of their respective agreements contained herein or therein, nor shall the Administrative Agent be liable because of the invalidity or unenforceability of any provisions of this Agreement (other than as to itself) or (B) the validity, perfection, priority or enforceability of the Liens in any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder (except to the extent such action or omission constitutes gross negligence, or willful misconduct on the part of the Administrative Agent), the validity of the title to the Collateral, insuring the Collateral or the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral. Neither the Administrative Agent nor any of its directors, officers, employees or agents shall be liable or responsible to the Lenders for any action taken or omitted to be taken by it or them hereunder or in connection herewith, (y) with the consent or at the request of the Required Lenders or (z) in the absence of its or their own gross negligence or willful misconduct, as and to the extent determined by a court of competent jurisdiction.

(iii)       In the event that the Administrative Agent is required to acquire title to an asset for any reason, or take any managerial action of any kind in regard thereto, in order to carry out any obligation for the benefit of another, which in the Administrative Agent’s sole discretion may cause the Administrative Agent to be considered an “owner or operator” under the provisions of the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. §9601, et seq., or otherwise cause the Administrative Agent to incur liability under CERCLA or any other federal, state or local law, the Administrative Agent reserves the right, instead of taking such action, to either resign as the Administrative Agent or arrange for the transfer of the title or control of the asset to a court-appointed receiver. Except for such claims or actions arising directly from the gross negligence or willful misconduct of the Administrative Agent, the Administrative Agent shall not be liable to any person or entity for any environmental claims or contribution actions under any federal, state or local law, rule or regulation by reason of the Administrative Agent’s actions and conduct as authorized, empowered and directed hereunder or relating to the discharge, release or threatened release of hazardous materials into the environment. If at any time after any foreclosure on the Collateral (or a transfer in lieu of foreclosure) upon the exercise of remedies in accordance with the Security Documents it is necessary or advisable to take possession, own, operate or manage any portion of the Collateral by any person or entity other than the Borrower, the Administrative Agent shall appoint an appropriately qualified Person to possess, own, operate or manage such Collateral.

(iv)       The powers conferred on the Administrative Agent under this Agreement and related Security Documents are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the safe custody and preservation of the Collateral in its possession and the accounting for monies actually received by it, the Administrative Agent shall have no other duty as to the Collateral, whether or not the Administrative Agent or any of the other Lenders or L/C Issuer has or is deemed to have knowledge of any matters, or as to the taking of any necessary steps to preserve rights against any parties or any other rights pertaining to the Collateral. The Administrative Agent hereby agrees to exercise reasonable care in respect of the custody and preservation of the Collateral. The Administrative Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if such Collateral is accorded treatment substantially equal to that which the Administrative Agent accords its own property.

9.02          Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrowers or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03          Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a)               shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)               shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law including, for the avoidance of doubt, any action that may be in violation of the automatic stay or that may effect a forfeiture, modification or termination of a property interest in violation of any applicable bankruptcy/insolvency laws and the Administrative Agent shall in all cases be fully justified in failing or refusing to act under the Agreement or any other Loan Document unless it first receives further assurances of its indemnification from the Lenders that the Administrative Agent reasonably believes it may require, including prepayment of any related expenses and any other protection it requires against any and all costs, expenses and liabilities it may incur in taking or continuing to take any such discretionary action at the direction of the Required Lenders;

(c)               shall not be required to expend or risk any of its own funds or otherwise incur any liability, financial or otherwise, in the performance of its duties under the Loan Documents or in the exercise of any of its rights or powers under this Agreement; and

(d)               shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any of the Borrowers or any of their respective Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Company, a Lender or the L/C Issuer.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition present set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04          Reliance by Administrative Agent.

(a)               The Administrative Agent shall be entitled to conclusively rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit.

(b)               The Administrative Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05          Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article IX shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

9.06          Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Company. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Company, and, if no Event of Default has occurred and is continuing, the consent of the Company, (which consent shall be unreasonably withheld) to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Company and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article IX and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation by HSBC Bank as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, (b) the retiring L/C Issuer shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

9.07          Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08          No Fiduciary Duty. The use of the term “agent” in this Agreement or in the other Loan Documents (or any similar term) with reference to the Administrative Agent does not connote (and is not intended to connote), any fiduciary or other implied (or express) obligation arising under agency doctrine or applicable law. Instead, such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

9.09          Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a)               to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.03(i) and (j), 2.08 and 10.04) allowed in such judicial proceeding; and

(b)               to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, trustee in bankruptcy, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.08 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or the L/C Issuer in any such proceeding.

9.10          Collateral and Guaranty Matters. The Administrative Agent may, but shall not be obligated to, take such action as it deems necessary to perfect or continue the perfection of its Liens on the Collateral held for the benefit of the Lenders. The Lenders and the L/C Issuer irrevocably authorize the Administrative Agent, at its option and in its sole discretion,

(a)               to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit, (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) subject to Section 10.01, if approved, authorized or ratified in writing by the Required Lenders or otherwise permitted under this Agreement;

(b)               to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01; and

(c)               to release any Guarantor (other than a Borrower) from its obligations under its Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under its Guaranty pursuant to this Section 9.10.

9.11          Documents. The Administrative Agent shall not be under any duty to examine into or pass upon the validity, effectiveness, genuineness or value of any Loan Documents or any other documents furnished pursuant hereto or in connection herewith or the value of any Collateral obtained hereunder, and the Administrative Agent shall be entitled to assume that the same are valid, effective and genuine and what they purport to be.

9.12          Knowledge of Default. It is expressly understood and agreed that the Administrative Agent and L/C Issuer shall be entitled to assume that no Default or Event of Default has occurred and is continuing, unless the Administrative Agent or L/C Issuer has been notified by a Lender or a Borrower in writing that such Lender believes that a Default or Event of Default has occurred and is continuing and specifying the nature thereof.

9.13          Enforcement. In the event any remedy may be exercised with respect to this Agreement or the Loan Documents, the Administrative Agent shall have the sole right of enforcement and each Lender agrees that no Lender shall have any right individually to enforce any provision of this Agreement or the Loan Documents, or make demand under this Agreement or the Loan Documents; provided, that the L/C Issuer or the Administrative Agent on behalf of the L/C Issuer may make demand upon a Borrower as the L/C Issuer.

9.14          Action by Administrative Agent. So long as the Administrative Agent shall be entitled, pursuant to Section 9.12 of this Agreement, to assume that no Default or Event of Default shall have occurred and be continuing, the Administrative Agent shall be entitled to use its discretion with respect to exercising or refraining from exercising any rights which may be vested in it by, or with respect to taking or refraining from taking any action or actions which it may be able to take under or in respect of, this Agreement. The Administrative Agent shall incur no liability under or in respect of this Agreement by acting under any notice, certificate, warranty or other paper or instrument believed by it to be genuine or authentic or to be signed by the proper party or parties, or with respect to anything which it may do or refrain from doing in the reasonable exercise of its judgment, or which may seem to it to be necessary or desirable in the premises. The Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary power under this Agreement or the Security Documents, except discretionary rights and powers expressly contemplated by this Agreement or the Security Documents that the Administrative Agent is required to exercise and only so long as so directed in writing to take such discretionary action by the “Required Lenders” provided, however, that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or Applicable Law, including, for the avoidance of doubt, any action that may be in violation of the automatic stay or that may effect a forfeiture, modification or termination of a property interest in violation of any applicable bankruptcy/insolvency laws and the Administrative Agent shall in all cases be fully justified in failing or refusing to act under the Agreement or any other Loan Document unless it first receives further assurances of its indemnification from the Lenders that the Administrative Agent reasonably believes it may require, including prepayment of any related expenses and any other protection it requires against any and all costs, expenses and liabilities it may incur in taking or continuing to take any such discretionary action at the direction of the Required Lenders. In no event shall the Administrative Agent be required to expend or risk any of its own funds or otherwise incur any liability, financial or otherwise, in the performance of its duties under the Loan Documents or in the exercise of any of its rights or powers under this Agreement.

9.15          Compliance with Other Laws. The Administrative Agent shall be entitled to take any action or refuse to take any action which the Administrative Agent regards as necessary for the Administrative Agent to comply with applicable Laws.

9.16          Force Majeure. The Administrative Agent shall not incur any liability for not performing any act or fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence beyond the control of the Administrative Agent (including, but limited to any act or provision of any Law, act of God or war, civil unrest, local or national disturbance or disaster, any act of terrorism, or the unavailability of the Federal Reserve Bank with or facsimile or other wire or communication facility).

9.17          Other Agents. Any Lender identified herein as a Syndication Agent, Documentation Agent or any other corresponding title, other than “Administrative Agent”, shall have no right, power, obligation, liability, responsibility or duty under this Agreement or any other Loan Document except those applicable to all Lenders as such. Each Lender acknowledges that it has not relied, and will not rely, on any Lender so identified in deciding to enter into this Agreement or in taking or not taking any action hereunder. The obligations of the Administrative Agent and Lenders under this Agreement or any other Loan Documents are several and not joint. Failure by any one Lender to perform its obligations does not affect the obligations (or liability) of Administrative Agent or any other Lender thereunder.

9.18          ERISA.

(a)          Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and Joint Lead Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of any Borrower or Guarantor, that at least one of the following is and will be true:

(i)       such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,

(ii)      the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii)       (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I or PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv)       such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)        In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of any Borrower or Guarantor, that:

(i)         none of the Administrative Agent or the Lead Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto),

(ii)        the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),

(iii)       the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Obligations),

(iv)       the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Letters of Credit, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions thereunder; and

(v)        no fee or other compensation is being paid directly to the Administrative Agent or any of their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Letters of Credit, the Commitments or this Agreement.

(c)       The Administrative Agent and each Joint Lead Arranger hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

ARTICLE X

MISCELLANEOUS

10.01      Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Company or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Company or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a)               waive any condition set forth in Section 4.01(a) without the written consent of each Lender;

(b)               extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(c)               postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments, which may be postponed or waived by the Required Lenders) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(d)               reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iv) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of any Borrower to pay interest or Letter of Credit Fees at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder;

(e)               change Section 2.11 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(f)                change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender;

(g)               release any Loan Party without the written consent of each Lender;

(h)               release all or substantially all of the Collateral in any transaction or series of related transactions without the prior written consent of each Lender;

(i)                release any Borrower or permit any Borrower to assign or transfer any of its rights or obligations under this Agreement or the other Loan Documents without the consent of each Lender;

(j)                impose any greater restriction on the ability of any Lender to assign any of its rights or obligations hereunder without the written consent of the Required Lenders; or

(k)               amend Section 1.06 or the definition of “Alternative Currency” without the written consent of each Lender;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (iii) Section 10.06(g) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification; and (iv) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except (y) that the Commitment of such Lender may not be increased or extended without the consent of such Lender, and (z) any waiver, amendment or modification requiring the consent of all Lenders or each Lender directly and adversely affected thereby that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

10.02      Notices; Effectiveness; Electronic Communication.

(a)               Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)       if to a Borrower, the Administrative Agent, the L/C Issuer, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii)      if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient); provided that electronic confirmation of a successful transmission has been received by the sender. Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)               Electronic Communications. Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)               The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Borrower, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to any Borrower, any Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)               Change of Address, Etc. Each of the Borrowers, the Administrative Agent, and the L/C Issuer may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Company, the Administrative Agent, and the L/C Issuer. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Company or its securities for purposes of United States Federal or state securities laws.

(e)               Reliance by Administrative Agent, L/C Issuer and Lenders. The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic Revolving Loan Notices purportedly given by or on behalf of any Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrowers shall indemnify the Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of any Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03      No Waiver; Cumulative Remedies; Enforcement.

(a)               No failure by any Lender, the L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

(b)               Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders and the L/C Issuer; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the L/C Issuer from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.11), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.11, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

10.04      Expenses; Indemnity; Damage Waiver.

(a)               Costs and Expenses. The Company shall pay (i) all out-of-pocket expenses incurred by the Administrative Agent and the Syndication Agent and their Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable out-of-pocket expenses incurred by the Administrative Agent, any Lender or the L/C Issuer (including the fees, charges, and disbursements of any counsel for the Administrative Agent, any Lender or the L/C Issuer) and shall pay all fees and time charges for attorneys who may be employees of the Administrative Agent, any Lender or the L/C Issuer, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)               Indemnification by the Company. The Company shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, costs (including settlement costs), claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel (including allocated costs of internal counsel) for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to any Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(c)               Reimbursement by Lenders. To the extent that the Company for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or L/C Issuer in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.10(d).

(d)               Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, in no event shall any Indemnitee be liable for indirect, special, punitive, consequential or exemplary damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated thereby.

(e)               Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f)                Survival. The agreements in this Section shall survive the resignation of the Administrative Agent and, the L/C Issuer, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05      Payments Set Aside. To the extent that any payment by or on behalf of any Borrower is made to the Administrative Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, trustee in bankruptcy, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment. The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06      Successors and Assigns.

(a)               Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section, or (iv) to an SPC in accordance with the provisions of subsection (g) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement. Any entity into which the Administrative Agent in its individual capacity may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidations which the Administrative Agent in its individual capacity may be party, or any corporation to which substantially all of the corporate trust or agency business of the Administrative Agent in its individual capacity may be transferred, shall be the Administrative Agent under this Agreement without further action.

(b)               Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b) participations in L/C Obligations at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)       Minimum Amounts.

(A)       in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)       in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000; provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met. Until the interpretation of the term “public” (as referred to in Article 4.1(1) of the CRR) has been published by the competent authority, the share of a Lender in any Loan requested by Allied B.V. and, consequently, the amount transferred by one Lender to another Lender in relation to a Loan to Allied B.V. should be at least EUR 5,000,000 (or the foreign currency equivalent thereof) and as soon as the interpretation of the term “public” has been published by the competent authority, the Lender to which the assignment is made may not be considered to be part of the public on the basis of such interpretation.

(ii)       Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned.

(iii)      Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A)       the consent of the Company (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;

(B)       the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender or Affiliate of a Lender or an Approved Fund; and

(C)       the consent of the L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding).

The Borrowers shall be deemed to have consented to an assignment if the Company has not objected in writing to such assignment within twenty (20) Business Days after such amount is requested.

(iv)       Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)       No Assignment to Company. No such assignment shall be made to any Loan Party or any of a Loan Party’s Affiliates or Subsidiaries.

(vi)       No Assignment to Natural Persons or Defaulting Lenders. No such assignment shall be made to a natural person or holding company, investment vehicle or a trust for the benefit of a natural person or a Defaulting Lender.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, each Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c)               Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)               Participations. Any Lender may at any time, without the consent of, or notice to, any Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, a trust for the benefit of a natural person, a Defaulting Lender, the Company or any of the Company’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Each Lender that sells a participation shall, acting as an agent of the Borrowers solely for this purpose, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans, or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person except to the extent that such disclosure is necessary to establish compliance with any applicable provision of the Code, including to establish that any Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entities in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of the Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. Subject to subsection (e) of this Section, each Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.11 as though it were a Lender.

(e)               Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Company is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 3.01(e) as though it were a Lender.

(f)                Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)               Special Purpose Funding Vehicles. Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Company (an “SPC”) the option to provide all or any part of any Revolving Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Revolving Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Revolving Loan, the Granting Lender shall be obligated to make such Revolving Loan pursuant to the terms hereof or, if it fails to do so, to make such payment to the Administrative Agent as is required under Section 2.10(b)(ii). Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrowers under this Agreement (including its obligations under Section 3.04), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Revolving Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Revolving Loan were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Company and the Administrative Agent and with the payment of a processing fee in the amount of $3,500 (which processing fee may be waived by the Administrative Agent in its sole discretion), assign all or any portion of its right to receive payment with respect to any Revolving Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Revolving Loans to any rating agency, commercial paper dealer or provider of any surety or Guaranty or credit or liquidity enhancement to such SPC.

(h)               Resignation as L/C Issuer Assignment. Notwithstanding anything to the contrary contained herein, if at any time HSBC Bank assigns all of its Commitment and Loans pursuant to subsection (b) above, HSBC Bank may, upon 30 days’ notice to the Company and the Lenders, resign as L/C Issuer. In the event of any such resignation as L/C Issuer, the Company shall be entitled to appoint from among the Lenders a successor L/C Issuer hereunder; provided, however, that no failure by the Company to appoint any such successor shall affect the resignation of HSBC Bank as L/C Issuer, as the case may be. If HSBC Bank resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make ABR Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c). Upon the appointment of a successor L/C Issuer (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, as the case may be, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to HSBC Bank to effectively assume the obligations of HSBC Bank with respect to such Letters of Credit.

10.07      Treatment of Certain Information; Confidentiality.

(a)               Each of the Administrative Agent, the Syndication Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to a Borrower and its obligations, (g) with the consent of the Company or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Company.

(b)               For purposes of this Section, “Information” means all information received from the Borrowers or any Subsidiary relating to the Borrowers or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by the Company or any Subsidiary; provided that, in the case of information received from the Company or any Subsidiary after the Closing Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(c)               Each of the Administrative Agent, the Lenders and the L/C Issuer acknowledges that (a) the Information may include material non-public information concerning the Company or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

10.08      Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of any Borrower or any other Loan Party against any and all of the obligations of such Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer, irrespective of whether or not such Lender or the L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or the L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have. Each Lender and the L/C Issuer agrees to notify the Company and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09      Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the applicable Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10      Counterparts; Integration. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Subject to Section 10.20, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

10.11      Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

10.12      Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.13      Governing Law; Jurisdiction; Etc.

(a)               GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK INCLUDING THE PROVISIONS OF NEW YORK GENERAL OBLIGATIONS LAW SECTIONS 5-1401 AND 5-1402.

(b)               SUBMISSION TO JURISDICTION. EACH BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN ERIE COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE WESTERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)               WAIVER OF VENUE. EACH BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)               SERVICE OF PROCESS. EACH PARTY HERETO (OTHER THAN ALLIED B.V.) IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

(e)               ALLIED B.V. APPOINTMENT OF AGENT. ALLIED B.V. IRREVOCABLY APPOINTS THE COMPANY AS ITS AGENT FOR SERVICE OF PROCESS WITHIN THE STATE OF NEW YORK AND THE COMPANY IRREVOCABLY CONSENTS TO ACT AS AGENT UNDER SUCH APPOINTMENT. ALLIED B.V. AGREES THAT SERVICE UPON ALLIED B.V. MAY BE ACCOMPLISHED BY SERVICE UPON THE COMPANY IN ANY MANNER PROVIDED BY APPLICABLE LAW. ALLIED B.V. WAIVES ANY AND ALL CLAIMS OF ERROR ARISING FROM SUCH SERVICE.

10.14      Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.15      No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Borrower and each other Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Syndication Agent, the Lenders and the Arranger are arm’s-length commercial transactions between such Borrower, each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent, the Syndication Agent, the Lenders and the Arranger, on the other hand, (B) each of such Borrower and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) such Borrower and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, the Syndication Agent, each Lender and the Arranger each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for such Borrower, any other Loan Party or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent, the Syndication Agent nor any Lender or the Arranger has any obligation to such Borrower, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Syndication Agent, the Lenders, the Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of such Borrower, the other Loan Parties and their respective Affiliates, and neither the Administrative Agent, the Syndication Agent nor the Arranger has any obligation to disclose any of such interests to such Borrower, any other Loan Party or any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrowers and the other Loan Parties hereby waives and releases any claims that it may have against the Administrative Agent, the Syndication Agent and the Arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.16      USA PATRIOT Act. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) and the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of each Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Borrower in accordance with the Act and the Beneficial Ownership Regulation. Each Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and Anti-Money Laundering Laws, including the Act.

10.17      Time of the Essence. Time is of the essence of the Loan Documents; provided that this Section 10.17 shall not be construed to limit or deprive the Loan Parties of any grace periods set forth in any Loan Document.

10.18      Electronic Execution of Assignments and Certain Other Documents. The words “delivery,” “execute,” “execution,” “signed,” “signature,” and words of like import in any Loan Document or any other documents executed in connection herewith shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary neither the Administrative Agent, the L/C Issuer nor any Lender is under any obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent, the L/C Issuer or such Lender pursuant to procedures approved by it and provided further, without limiting the foregoing, upon the request of the Administrative Agent, any electronic signature shall be promptly followed by such manually executed counterpart.

10.19      Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Borrower in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from any Borrower in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to such Borrower (or to any other Person who may be entitled thereto under applicable law).

10.20      Guaranty by the Company.

(a)           The Company shall be liable for and hereby guarantees the timely payment by Allied B.V., of all Loans, fees and any other Obligations owing to or for the account of any one or more Lenders (and their Affiliates in respect of Bank Product Obligations), regardless of which Borrower actually may have received the proceeds of any Loans or other extensions of credit hereunder or the amount of such Loans received or the manner in which the Administrative Agent or any Lender accounts for such Loans or other extensions of credit on its books and records. Each Borrower acknowledges and agrees that the Administrative Agent and the Lenders are relying on the guaranty of the Company in extending the Loans and other financial accommodations to Allied B.V. hereunder.

(b)              The Company’s guaranty of the Loans to Allied B.V. and other Obligations of Allied B.V. shall, to the fullest extent permitted by applicable Laws, be unconditional irrespective of (i) the validity, enforceability, avoidance or subordination of any part of the Obligations or of any promissory note or other document evidencing all or any part of such Obligations, (ii) the absence of any attempt to collect any of such Obligations from Allied B.V. or any Collateral or other security therefor, or the absence of any other action to enforce the same, (iii) the waiver, consent, extension, forbearance or granting of any indulgence by the Administrative Agent or any Lender with respect to any provision of any instrument evidencing or securing the payment of any of such Obligations, or any other agreement now or hereafter executed by any other agreement now or hereafter executed by Allied B.V. and delivered to the Administrative Agent or any Lender, (iv) the failure by the Administrative Agent to take any steps to perfect or maintain the perfected status of its security interest in or Lien upon, or to preserve its rights to, any of the Collateral or other security for the payment or performance of any of such Obligations or the Administrative Agent’s release of any Collateral or of its Liens upon any Collateral, (v) the Administrative Agent’s or any Lender’s election, in any proceeding instituted under the Bankruptcy Code, for the application of Section 1111(b)(2) of the Bankruptcy Code, (vi) any borrowing or grant of a security interest by Allied B.V. as debtor-in-possession under Section 364 of the Bankruptcy Code, (vii) the release or compromise, in whole or in part, of the liability of Allied B.V. for the payment of any of such Obligations, (viii) any amendment or modification of any of the Loan Documents or any waiver of a Default or Event of Default, (ix) any increase in the amount of such Obligations beyond any limits imposed herein or in the amount of any interest, fees or other charges payable in connection therewith, or any decrease in the same, (x) the disallowance of all or any portion of the Administrative Agent’s or any Lender’s claims against Allied B.V. for the repayment of any of such Obligations under Section 502 of the Bankruptcy Code, or (xi) any other circumstance that might constitute a legal or equitable discharge or defense of Allied B.V. After the occurrence and during the continuance of any Event of Default, the Administrative Agent may proceed directly and at once, without notice to the Company, against the Company to collect and recover all or any part of such Obligations, without first proceeding against Allied B.V. or against any Collateral or other security for the payment or performance of any of such Obligations, and the Company waives any provision under applicable Laws that might otherwise require the Administrative Agent to pursue or exhaust its remedies against any Collateral or Allied B.V. before pursing the Company. The Company consents and agrees that the Administrative Agent shall be under no obligation to marshal any assets in favor of Allied B.V. or against or in payment of any or all of the Obligations.

(c)               Each Borrower hereby subordinates any claims, including any right of payment, subrogation, contribution and indemnity, that it may have from or against any other Borrower, and any successor or assign of any other Borrower, including any trustee, trustee in bankruptcy receiver or debtor-in-possession, howsoever arising, due or owing or whether heretofore, now or hereafter existing, to the payment in full of all Loans, fees and any other Obligations owing to or for the account of any one or more Lenders.

10.21      Keepwell. Each Domestic Loan Party that is a Qualified ECP Guarantor at the time any Guaranty or the grant of a Lien under the Loan Documents, in each case, by any Specified Loan Party becomes effective with respect to any Swap Obligation, hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Loan Party with respect to such Swap Obligation as may be needed by such Specified Loan Party from time to time to honor all of its obligations under the Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor's obligations and undertakings voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations and undertakings of each Qualified ECP Guarantor under this Section shall remain in full force and effect until the Obligations have been indefeasibly paid and performed in full. Each Domestic Loan Party intends this Section to constitute, and this Section shall be deemed to constitute, a guarantee of the obligations of, and a "keepwell, support, or other agreement" for the benefit of, each Specified Loan Party for all purposes of the Commodity Exchange Act.

10.22      Contractual Recognition of Bail-In. Notwithstanding any other term of any Loan Document or any other agreement, arrangement or understanding between any party to this Agreement (each a “Party”), each Party acknowledges and accepts that any liability of any Party that is an EEA Financial Institution to any other Party under or in connection with the Loan Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

(a)               any Bail-In Action in relation to any such liability, including (without limitation):

(i)       a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect to any such liability;

(ii)       a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and

(iii)      a cancellation of any such liability; and

(b)               a variation of any term of any Loan Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.

10.23      Flood Notification. Administrative Agent has adopted internal policies and procedures that address the requirements on federally regulated lenders under the National Flood Hazard Insurance Reform Act of 1994 and related legislation (the “Flood Laws”). The Administrative Agent will post on the Platform (or otherwise distribute to Lenders) documents that Administrative Agent receives in connection with the Flood Laws. However, Administrative Agent hereby notifies each Lender under this Agreement that pursuant to applicable Flood Laws, each federally regulated Lender (whether acting as a lender or participant in a credit) is responsible for assuring its own compliance with flood insurance requirements.

10.24      Amendment and Restatement. This Agreement is intended solely as an amendment of, and contemporaneous restatement of, the terms and conditions of the 2016 Credit Agreement and this Agreement is not intended and should not be construed as in any way extinguishing the Indebtedness under, or terminating the 2016 Credit Agreement or any of the Security Documents granted in connection therewith, each of which shall remain in full force and effect, except as modified herein or in the Security Documents, and continue to secure the obligations of the Borrowers and the Guarantors under the Loan Documents as set forth therein.

(a)               All interest and fees and expenses, if any, owing or accruing under or in respect of the 2016 Credit Agreement through the Closing Date shall be calculated as of the Closing Date (pro rated in the case of any fractional periods), and shall be paid in full at the times that interest, fees and expenses under this Agreement are required to be paid pursuant to this Agreement.

(d)               Neither the execution nor delivery of this Agreement nor the consummation of any other transaction contemplated hereunder is intended to constitute a novation of the 2016 Credit Agreement or any of the other Loan Documents or any obligation thereunder. Each Borrower and each Guarantor (i) acknowledges and consents to all the terms and conditions of this Agreement, (ii) affirms all of its obligations under the 2016 Credit Agreement and the other Loan Documents as amended hereby, (iii) agrees that this Agreement and all documents executed in connection herewith do not operate to reduce or discharge any obligations under the 2016 Credit Agreement or the other Loan Documents and (iv) confirms that the Liens granted thereunder remain in full force and effect notwithstanding the entry into this Agreement.

10.25      Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Contract or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)               In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)               As used in this Section 10.25, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

ALLIED MOTION TECHNOLOGIES INC.

By:	/s/ Michael R. Leach
Name:	Michael R. Leach
Title:	Chief Financial Officer

ALLIED MOTION TECHNOLOGIES B.V.

By:	/s/ Harry Cloos
Name:	Harry Cloos
Title:	General Manager

[Signature Page to Allied First Amended and Restated Credit Agreement]

ADMINISTRATIVE AGENT:

HSBC BANK USA, NATIONAL ASSOCIATION, AS ADMINISTRATIVE AGENT

By:	/s/ Keisha McLaughlin
Name:	Keisha McLaughlin
Title:	Assistant Vice President

[Signature Page to Allied First Amended and Restated Credit Agreement]

lenders:

HSBC BANK USA, NATIONAL ASSOCIATION, as a Lender AND L/C Issuer

By:	/s/ Alex Caldiero
Name:	Alex Caldiero
Title:	Vice President

[Signature Page to Allied First Amended and Restated Credit Agreement]

KEYBANK NATIONAL ASSOCIATION, as JOINT LEAD ARRANGER and as a LENDER

By:	/s/ Mark Wachowiak
Name:	Mark Wachowiak
Title:	SVP

[Signature Page to Allied First Amended and Restated Credit Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION, AS JOINT LEAD ARRANGER AND AS A LENDER

By:	/s/ Joseph Wild
Name:	Joseph Wild
Title:	Vice President

[Signature Page to Allied First Amended and Restated Credit Agreement]

Citizens Bank, N.A., as JOINT LEAD ARRANGER and as a LENDER

By:	/s/ Ed Mielcarek
Name:	Ed Mielcarek
Title:	SVP

[Signature Page to Allied First Amended and Restated Credit Agreement]

JPMorgan Chase Bank, N.A., as a LENDER

By:	/s/ Elizabeth A. Jordan
Name:	Elizabeth A. Jordan
Title:	Authorized Officer

[Signature Page to Allied First Amended and Restated Credit Agreement]

HSBC SECURITIES (USA) INC., AS JOINT LENDER

By:	/s/ Alex Caldiero
Name:	Alex Caldiero
Title:	Vice President

[Signature Page to Allied First Amended and Restated Credit Agreement]